As filed with the Securities and Exchange Commission on December 9, 1996.




                                                      Registration No. 333-08155


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                 Amendment No. 4
                                       to
                                    Form SB-2




             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           NEW YORK HEALTH CARE, INC.
                 (Name of small business issuer in its charter)

         New York                           7373                  11-2636089
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


             1850 McDonald Avenue, Brooklyn, NY 11223 (718) 375-6700 (Address and telephone number of principal executive offices)

             1850 McDonald Avenue, Brooklyn, NY 11223 (718) 375-6700 (Address of principal place of business or intended place of business)

                             JERRY BRAUN, PRESIDENT
                           New York Health Care, Inc.
                              1850 McDonald Avenue
                               Brooklyn, NY 11223
                            Telephone: (718) 375-6700
                            Facsimile: (718) 375-1555
            (Name, address and telephone number of agent for service)




                                   Copies to:
WILLIAM J. DAVIS, ESQ.                                 KENNETH S. ROSE
Scheichet & Davis, P.C.                                Morse, Zelnick, Rose &
505 Park Avenue, 20th Floor                                     Lander L.L.P.
New York, NY 10022                                     450 Park Avenue, Suit 902
(212) 688-3200                                         New York, NY  10022
                                                       (212) 838-5030



Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                          CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                                        Proposed maximum        Amount of
                Title of each class of securities to be registered                aggregate offering price (1)registration fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value ....................................................          $5,750,000             $1,983
-------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of the Underwriter's Warrants................          $  600,000             $  174
-------------------------------------------------------------------------------------------------------------------------------
TOTAL(3) .................................................................................................        $2,157
===============================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) No fee pursuant to Rule 457(g) under the Securities  Act.


(3)  The filing fee has already been paid.


     Pursuant to rule 416(a) under the Securities Act, there are also being registered such additional securities as may be issued pursuant to the antidilution provisions of the Redeemable Warrants and the Representative's Warrants.

--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------





                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1996

PROSPECTUS
                           NEW YORK HEALTH CARE, INC.
                        1,250,000 Shares of Common Stock

     New York Health Care, Inc., (the "Company") hereby offers 1,250,000 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"). See "Description of Securities."


     Prior to this offering, there has been no public market for the Shares, and there can be no assurance that such a market will develop after the completion of this offering or, if a market develops, that it will be sustained. The initial public offering prices of the Shares has been arbitrarily determined by negotiations between the Company and the Underwriter and do not necessarily bear any relationship to the Company's asset value, book value, net worth or any other recognized criterion of value. See "Risk Factors -- Arbitrary Determination of Offering Prices; Possible Volatility of Common Stock Prices" and "Underwriting." Application has been made for quotation of the Common Stock on the Nasdaq SmallCap Market ("Nasdaq") and the Boston Stock Exchange under the symbols NYHC and NYH, respectively.



                                   ----------

           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
             AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS"
                      COMMENCING ON PAGE 6 AND "DILUTION."

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
             SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



------------------------------------------------------------------------------------------------------------------------------------
                                      Price to Public           Underwriting Discounts        Proceeds to Company (2)
                                                                 and Commissions (1)
------------------------------------------------------------------------------------------------------------------------------------


Per Share ........................      $     4.00                    $    .40                      $     3.60
------------------------------------------------------------------------------------------------------------------------------------
Total  (3) .......................      $5,000,000                    $500,000                      $4,500,000
------------------------------------------------------------------------------------------------------------------------------------



(1) Does not include additional compensation to H.J. Meyers & Co., Inc., acting as Underwriter, in the form of (i) a non-accountable expense allowance equal to 3% of the gross proceeds of this offering, and (ii) warrants (the "Underwriter's Warrants") to purchase up to 125,000 shares of Common Stock, and (iii) a two-year financial consulting agreement commencing on the date of the closing of this offering for which the Underwriter will receive a consulting fee of $72,000. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of approximately $632,000 payable by the Company, including the non-accountable expense allowance and financial consulting fee payable to the Underwriter.

(3) The Company has granted to the Underwriter an option exercisable within 45 days after the date of this Prospectus to purchase up to an additional 187,500 shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $5,750,000, $575,000 and $5,175,000, respectively. See "Underwriting."

     The Shares are being offered by the Underwriter subject to prior sale when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by its counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Shares will be made against payment at the offices of the Underwriter, H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, N.Y., 14620-4596, on or about , 1996.

                             H.J. MEYERS & CO., INC.

            The date of this Prospectus is __________________ , 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish the holders of the Common Stock, annual reports containing audited consolidated financial statements with a report thereon by independent certified public accountants and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY



         The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all share and per share information in this Prospectus gives effect to a 56,625 for 1 stock split effected March 26, 1996, a 1.25 for 1 stock split effected October 17, 1996 and a .8830022 for 1 stock split effected December 4, 1996, but does not give effect to the exercise of (i) the Underwriters' over-allotment option to purchase up to 187,500 shares of Common Stock; (ii) the Underwriter's Warrants to purchase up to 125,000 shares of Common Stock; (iii) options to purchase up to 262,500 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan; or (iv) an outstanding option to purchase 93,750 shares. See "Management - Savings and Stock Option Plans" and "Underwriting."


                                   The Company

     New York Health Care, Inc. (the "Company") is a licensed home health care agency engaged primarily in supplying the services of paraprofessionals who provide a broad range of health care support services to patients in their homes. The Company operates in all five boroughs of New York City and the counties of Nassau, Westchester, Rockland, Orange, Duchess, Ulster, Putnam and Sullivan, in the State of New York. The Company's services are supplied principally pursuant to contracts with health care institutions and agencies such as various county departments of social services, Beth Abraham Health Services in the Bronx and Westchester County, Kingsbridge Medical Center, Mt Sinai Medical Center and New York Methodist Hospital in Brooklyn.


     The Company operates 24 hours a day, seven days a week to receive referrals and coordinate services with physicians, case managers, patients and their families. It offers a broad range of support services, including assistance with personal hygiene, dressing and feeding, meal preparation, light housekeeping and shopping, and, to a limited extent, standard skilled nursing services such as the changing of dressings, injections, catheterizations and administration of medications and physical therapy. The Company's personnel also train patients in their own care, monitor patient compliance with treatment plans, make reports to the physicians and process reimbursement claims to third-party payors. Among the paraprofessionals and nurses supplied by the Company are those fluent in Spanish, Yiddish and Russian as well as personnel knowledgeable in the requirements and practices of Kosher homes.

     In August 1993, the Company established a maternal/child care division, called "Special Deliveries," which presently accounts for approximately 5% of the Company's business and which supplies comprehensive nursing services for women during pregnancy, and for them and their newborn children after childbirth. The Company provides its skilled nursing staff with special additional training in this division, which offers a wide range of quality health services to patients at home through the provision of Registered Nurses, including those with at least two years of experience in maternal child care, Neonatal Intensive Care Unit ("NICU") Nurses, Maternal/Newborn Registered Nurses, Certified Childbirth Educators and Certified Lactation Consultants. Referral services are also available for support programs providing social workers, bereavement counselors and nutritionists. Each patient's individual treatment plan and insurance coverage is reviewed prior to commencement of services being rendered, except for childbirth education, which is privately contracted.

     High quality service is emphasized throughout the various divisions of the Company, both in hiring, Company training and testing of its personnel and in the manner in which services are delivered. The Company is approved by the New York Department of Health and the New York Department of Social Services to
train its paraprofessional Home Health Aides and Personal Care Aides, respectively. Training and quality assurance programs are regularly reviewed and directed by management and corporate support staff consisting of experienced health care professionals. The Company received "Accreditation with
Commendation"  from  the  Joint  Commission  on  Accreditation  of  Health  Care
Organizations ("JCAHO") after its initial and only review, in 1994, and, in February 1996, was selected by the University of Colorado Health Sciences Center as one of only 22 home health care agencies participating in a two to three year study known as the Outcome-Based Quality Improvement in Home Care New York State Demonstration Project being funded by the New York State Department of Health, by reason of the Company's commitment to both quality assurance and improvement. The Company believes that its reputation for quality patient care has been and will continue to be a significant factor in its success.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Company believes that cost containment pressures in the health care industry, together with the development of new technology, have increasingly shifted the provision of many health care services from institutions, such as hospitals and nursing homes, to home care. As a result of the continuing pressure to restrain costs, the structure of health care payments has been shifting from the traditional fee-for-service reimbursement model to the contract care reimbursement model, and this has resulted in patients being released from hospitals earlier and, often, sicker. The earlier detection of cancer and the incidence of AIDS, together with the general aging of the American population, have increased the opportunities for home treatment, as opposed to institutionalization, resulting in growth in the home health care industry.

     The Company's primary objective is to enhance its position in the home health care market by increasing the promotion of its full service and specialty health care capabilities to existing and new referral sources; expand its markets and enter new markets by establishing additional branch offices and acquiring other related health care businesses; expand its provision of skilled nursing services, principally infusion therapy and the care of women during pregnancy and their newborn children; and develop complimentary home health care products and services, as well as maintaining its regular training and testing programs, and recruitment activities.


     The Company has been treated as an "S Corporation" under Subchapter S of the Internal Revenue Code since its inception. As a result, the Company was exempt from federal and certain state income taxes attributable to its earnings and such income taxes were instead the obligation of the Company's stockholders. The Company is terminating its S Corporation status prior to the completion of this offering. As a result of the termination, the Company will be subject to federal income taxes at rates of up to 35% and may, in certain circumstances, become subject to the federal alternative minimum tax imposed on corporations. The Company is also subject to state and local income taxes.



     The Company was incorporated under the laws of the State of New York in February 1983 and maintains its principal offices at 1850 McDonald Avenue, Brooklyn, NY 11223, telephone (718) 375-6700.


                                  The Offering



Securities Offered by the Company  ......   1,250,000 shares of Common Stock. See "Description of
                                              Securities."

Common Stock Outstanding
  Before the Offering (1)................   2,593,750 shares


Common Stock Outstanding
  After the Offering(1)..................   3,843,750 shares


Use of Proceeds  ........................   Acquisitions, establishment of additional branch offices, sales and marketing, funding of infusion therapy and pediatric service  divisions, establishment of new principal office,  upgrading of facilities and computer  systems and working  capital.  See "Use of Proceeds."



Risk Factors.............................   The  Securities  offered  hereby  involve  a high  degree  of risk  and immediate substantial dilution.  See "Risk Factors" and "Dilution."


Proposed Nasdaq and
  Boston Stock Exchange Symbols:


    Nasdaq Common Stock  .....................   NYHC

    Boston Stock Exchange Common Stock  ......   NYH



------------



(1) Includes 93,750 shares of Common Stock issuable upon exercise of an outstanding option, exercisable at $3.00 per share, held by the Company's President. See "Capitalization," "Management -- Savings and Stock Option Plans," "Principal Stockholders" and "Certain Transactions."




--------------------------------------------------------------------------------
                                       4

--------------------------------------------------------------------------------
                          Summary Financial Information

                                                                                            Nine Months
                                                     Years Ended December 31,           Ended September  30,
                                                     -----------------------         ------------------------
                                                       1994            1995           1995             1996
                                                      ------          ------         -------          -------
                                                               (In thousands, except per share data)
Statement of Income Data:

Net patient service revenue ......................    $8,981          $11,810        $8,582            $8,999
                                                      ------          -------        ------            ------
Professional care of patients ....................     6,301            8,128         5,848             6,167
General and administrative expenses...............     1,793            2,391         1,758             2,047
                                                      ------          -------        ------            ------
Income from operations ...........................       887            1,291           976               785
Interest expense, net ............................       (85)             (82)          (67)              (99)
Other income .....................................         6               --            --                11
Loss on sale of accounts receivable...............        --               --            --              (217)
Provision for income taxes(1) ....................       (37)             (81)          (60)              (55)
                                                      ------          -------        ------            ------
Net income .......................................     $ 771          $ 1,128         $ 849             $ 425
                                                      ======          =======        ======            ======
Pro Forma Data:(1)


Income before provision for income taxes..........     $ 808          $ 1,209         $ 909             $ 480
Pro forma provision for income taxes..............       353              520           391               206
                                                      ------          -------        ------            ------
Pro forma net income .............................     $ 455            $ 689         $ 518             $ 274
                                                      ======          =======        ======            ======
Pro forma net income per common share and
  common share equivalents........................                      $ .20                           $ .08
                                                                      =======                          ======
Pro forma weighted average number of
  common shares and common share
  equivalents(2)..................................                      3,436                           3,436
                                                                      =======                          ======




                                                                        December 31, 1995                 September 30, 1996
                                                                        -----------------         ---------------------------------
                                                                                                     Actual          As adjusted (3)
                                                                                                  -------------      ---------------
                                                                                                 (In thousands)
Balance Sheet Data:


Working capital (deficit) ...........................................            $2,775              $ (81)               $3,787
Total assets ........................................................             4,840              2,853                 6,721
Total liabilities ...................................................             1,799              2,613                 2,613
Retained earnings ...................................................             3,011                210                   210
Stockholders' equity ................................................             3,041                240                 4,108





------------

(1) The Company has been an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") for U.S. federal and New York State income tax purposes since its inception. As an S Corporation, the Company was not subject to federal income tax, but remained subject to a reduced New York State income tax. The Company will terminate its S Corporation status prior to the completion of this offering. See "The Company." Pro forma amounts give effect to additional income taxes that would have been reported assuming that the Company was a C Corporation for years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996. See "Former S Corporation Tax Treatment" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Pro forma weighted average number of common share equivalents outstanding includes 912,778 shares whose proceeds would be necessary to pay the S Corporation distribution and 23,437 shares relating to the dilutive effect of a stock option grant. See "Former S Corporation Tax Treatment," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Principal Stockholders," "Certain Transactions" and Financial Statements.


(3) Adjusted to give effect to the sale of 1,250,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $4.00 per share, and the application of net proceeds therefrom. See "Use of Proceeds" and "Capitalization."






--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk and prospective investors, prior to making an investment in the Securities, should carefully consider the following risk factors relating to the Company and this offering.

     Indirect Dependence Upon Reimbursement by Third-Party Payors; Health Care Reform; Pricing Pressure. More than 90% of the revenues of the Company are paid by Certified Home Health Agencies ("CHHA's") and Long-Term Home Health Care Programs ("LTHHCP's"), as well as other clients who receive their payments from "third-party payors," such as private insurance companies, self-insured employers, HMOs and governmental payors under the Medicare and Medicaid programs. The levels of revenues and profitability of the Company, like those of other health care companies, are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering service hours, and reimbursement or payment rates, increasing case management review of services and negotiating reduced contract pricing. Because home care is generally less costly to third-party payors than hospital-based care, home nursing and home care providers have benefited from cost containment initiatives aimed at reducing the costs of medical care. However, as expenditures in the home health care market continue to grow, cost containment initiatives aimed at reducing the costs of delivering services at non-hospital sites are likely to increase. A significant reduction in service hours and reimbursement or payment rates of public or private third-party payors would have a material adverse effect on the Company's revenues and profit margins. While the Company is not aware of any substantive changes in the Medicare or Medicaid reimbursement systems for home health care which are about to be implemented, New York State reduced its overall Medicaid budget for its 1996-1997 fiscal year by approximately $50 million dollars. The new federal budget proposal for fiscal year 1996-1997 and the New York State budget for fiscal year 1997-1998 could result in significant limitations or reductions in the reimbursement of home care costs and in the imposition of limitations on the provision of services which will be reimbursed. As a result, there can be no assurance that government regulations concerning Medicare or Medicaid will not change in the future in a manner detrimental to the Company. Recently, attention has also been focused on reform of the health care system in the United States. However, until specific legislation is proposed to the Congress, the Company cannot accurately predict what additional legislation, if any, may be adopted relating to the Company's business or the health care industry. Under certain circumstances, third party payors may negotiate fee discounts and reimbursement caps for services which the Company provided. During 1996 the Company has thus far agreed to a 5% reduction in rates for Beth Abraham Hospital and a 2% prompt payment discount for the Center for Nursing and Rehabilitation, two of its largest referral sources. At this time, the Company can neither estimate the frequency or rates of the negotiated discounts or the maximum reimbursement amounts nor predict whether the Company's revenues will be thereby materially adversely affected. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Third-Party Reimbursement" and "Business -- Government Regulation."

     Reduction in Usage by Major Customers; New Areas of Operations. Net Patient Service Revenues decreased in the third quarter of 1996 as compared to both the third quarter of l995 and the second quarter of 1996. This resulted primarily from reductions in revenues derived from referrals from major clients, including a reduction in service hours from Beth Abraham Health Services and reduced referrals from Mt. Sinai Medical Center. Revenues derived from Beth Abraham Health Services, and certain others which had reduced referrals in the third quarter of 1996, have since somewhat increased. While Beth Abraham Health Services has implemented a policy of reducing the per patient hours of home health care referrals, the Company believes, although there can be no assurance, that the reduced referrals from other health care institutions were due primarily to normal fluctuations in patient care and, to a lesser extent, personnel changes in the Company's Rockland County branch office, where the Company has recently hired a new branch manager and made other administrative changes. In addition, there continued to be decreases in referrals from two of the five county departments of social services that comprise, in the aggregate, the Company's largest referral source. The county departments of social services reductions reflect cost-cutting efforts implemented in the New York State budget for the 1996-1997 fiscal year. There can be no assurance that cost-cutting efforts, such as those implemented by New York State and Beth Abraham Health Services, will not continue in future state and institutional budgets. The Company has sought to offset such reductions in Medicaid revenues by continuing to expand its client base and service capabilities, principally in the areas of maternal and newborn care, infusion therapy and other services. While the Company has, in the fourth quarter of 1996, experienced increased referrals from certain existing sources and has entered into new agreements with, and received additional referrals from, new sources, there can be no assurance that existing or new sources will generate sufficient referrals to offset decreases in revenues from New York State or other major referral sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     Possible Working Capital Shortages Resulting from Delays in Reimbursement; Bad Debts. The Company generally collects payments from its contractors within one to six months after services are rendered, but pays its accounts payable and employees currently. This timing delay may cause working capital shortages from time to time. In the past, the Company has been able to obtain financing to cover these shortages through bank borrowings guaranteed by the current stockholders. There can be no assurance that bank borrowings or other methods of financing will be available when needed or, if available, will be on terms acceptable to the Company. The Company has recognized a bad debt expense of $69,764 for the nine months ended September 30, 1996. Any significant increase in bad debts may adversely affect the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Third-Party Reimbursement," "Certain Transactions" and Financial Statements.

     Adequacy and Availability of Professional Liability Insurance. The administration of home care and therapy and the provision of nursing services entails certain liability risks. The Company maintains professional liability insurance coverage with limits of $1,000,000 per claim and $3,000,000 annual aggregate, with an umbrella policy providing an additional $5,000,000 of coverage. Although the Company believes the insurance it maintains is sufficient for its present operations, professional liability insurance is expensive and becoming increasingly difficult to obtain. There can be no assurance that the Company's present coverage will continue to be adequate or that the Company will be able to maintain the current levels of such insurance in the future or secure additional insurance on terms satisfactory to the Company or at all. A successful claim against the Company in excess of, or not covered by, the Company's insurance coverage could have a material adverse effect on the Company's business and financial condition. Claims against the Company, regardless of their merit or eventual outcome, also could have a material adverse effect on the Company's reputation and business. See "Business -- Insurance."

     State and Federal Regulation Affecting Costs and Control. The Company's operations are subject to substantial regulation at the state level and also under the federal Medicare and Medicaid laws. In particular, the Company is subject to state laws governing home care, nursing services, health planning and professional ethics, as well as state and federal laws regarding fraud and abuse in government funded health programs. Changes in the law or new interpretations for existing laws can have a material adverse effect on permissible activities, the relative costs of doing business and the amount of reimbursement by government and private third-party payors. The establishment of additional branch offices by the Company and any future acquisitions will be subject to compliance with all applicable laws, rules and regulations. If any person should become the owner or holder, or acquire control of or the right to vote 10% or more of the issued and outstanding Common Stock of the Company, such person could not exercise control of the Company until an application for approval of such ownership, control or holding has been submitted to the New York State Public Health Council and approved. In the event such an application is not approved, such owner or holder may be required to reduce their ownership or holding to less than 10% of the Company's issued and outstanding Common Stock. Although the Company has not experienced any difficulties to date complying with any of such laws, rules or regulations, the failure of the Company to obtain, renew or maintain any required regulatory approvals or licenses could adversely affect the Company and could prevent it from offering its existing services to patients or from further expansion.

     Increasing   Competition.   The  home  health   care   industry  is  highly
competitive. The Company competes with hospitals, nursing homes and other businesses that provide home health care services, most of which are larger and more established companies with significantly greater resources and access to capital and greater name recognition than the Company. Among the national companies with which the Company competes are Olsten Kimberly Quality Care, Inc., Staff Builders Inc., Coram Health Care Corp., Interim Personnel, Inc., Transworld Home Health Care, Inc. and Health Force, Inc. Additionally, as a regional rather than a national provider of home health care services, competition in the Company's markets as well as general economic conditions may be more acutely felt than if the Company's operations were spread over a larger market area. Among the Company's competitors in the New York metropolitan area are U.S. Home Care, Inc., Star Multicare, Inc., VIP Home Health Care, Inc., Patient Care, Inc., Plaza Nurses Agency, Inc. and Personal Touch Home Care Services, Inc. Moreover, other companies, hospitals and health care organizations may elect to enter the home care and home nursing markets, and existing and future competitors can be expected to expand the varieties of therapies and nursing services that they offer. See "Business -- Competition."

     Dependence Upon Relationships with Referral Sources and Major Customers. The development and growth of the Company's home care and nursing businesses depends to a significant extent on its ability to establish close working relationships with hospitals, clinics, nursing homes, physician groups, HMO's, governmental health care agencies and other health care providers. There can be no assurance that existing relationships can be successfully maintained or that additional relationships can be successfully developed and maintained in existing and any future markets. The Company's ten largest customers accounted for approximately 76% and 75% of revenues during the years ended December 31, 1994 and 1995, respectively. The various county departments of social services were collectively responsible for approximately 28% and 27% of the Company's gross revenues for the years ended December 31, 1994 and 1995, respectively. Another referral source, Beth Abraham Medical Center, was responsible for approximately 13% of gross revenues for the years ended December 31, 1994 and 1995, respectively. The loss of or a significant reduction in referrals by either of such sources, as well as certain other key sources, could have a material adverse effect on the Company's results of operations. Many of the Company's contractual arrangements with its customers are renewable annually. See "Business."


     Continuing Control by Officers and Directors Potential Conflicts of Interest; Intercompany Arrangements. Upon completion of this offering, the officers and directors of the Company will control the vote of approximately 69% of the outstanding shares of Common Stock. The Company's stock option plan provides 262,500 shares of Common Stock regarding which options may be granted to key employees of the Company. Moreover, the Company's Board of Directors has approved a resolution which proposes to provide for an increase in the number of shares of Common Stock available for options under the Company's Stock Option Plan equal to an additional 262,500 shares for each of two additional years, subject to approval by the Company's shareholders at the first annual meeting of shareholders which is held after the completion of this offering. As a result, the officers and directors of the Company, alone or together with a limited number of other shareholders, will control the election of the Company's Directors and will have the ability to control the affairs of the Company. Furthermore, such persons will, by virtue of such vote, have significant influence over, among other things, the ability to amend the Company's Restated Certificate of Incorporation and By-Laws or effect or preclude fundamental corporate transactions involving the Company, including the acceptance or rejection of any proposals relating to a merger of the Company or an acquisition of the Company by another entity. See "Management" and "Principal Stockholders."

     The Company's current stockholders are also the sole stockholders of 1667 Flatbush Avenue LLC ("1667 Flatbush"), a limited liability company organized under New York law, and Heart to Heart Health Care Services, Inc. ("Heart to Heart"), a corporation organized under New Jersey law. In November, 1995, the Company transferred the land and building located at 1667 Flatbush Avenue,
Brooklyn, New York, which houses its Kings County Branch office, to 1667 Flatbush as a non-cash distribution to the current stockholders of S Corporation earnings in the aggregate sum of $144,927. The Company leases its Kings County Branch offices from 1667 Flatbush until October 31, 2000. In July, 1996, 1667 Flatbush purchased $3,500,000 of the Company's accounts receivable for a purchase price of $3,150,000, all of which has been paid, together with accrued interest at the rate of 12% per annum.



     Heart to Heart, which does not operate in New York, has engaged in the home health care business in northern New Jersey since 1995. The Company and Heart to Heart are parties to a Service Agreement pursuant to which the Company provides administrative services for a term ending June 30,1997 for which it is reimbursed for all expenses attributable to such operations, presently totaling approximately $15,000 per year.

     The transactions described above involve actual or potential conflicts of interest between the Company and its officers or directors. It is the Company's policy not to enter into transactions with officers, directors or other affiliates unless the terms of the transaction are at least as favorable to the Company as those which would have been obtainable from an unaffiliated source. As of the date of this Prospectus, the Company has no plans to enter into any additional transactions which involve actual or potential conflicts of interest between the Company and its officers or directors and will not enter into any such transactions in the future without first obtaining an independent opinion with regard to the fairness to the Company of the terms and conditions of any such transaction. See "Former S Corporation Tax Treatment," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Properties," and "Certain Transactions."



     Broad Discretion by Management in Use of Proceeds. Approximately 71.6% of the estimated net proceeds of this offering will be applied to the acquisition of businesses, the opening of new branch offices and working capital. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. Moreover, the Company has afforded itself broad discretion with respect to redirecting the application and allocation of the net proceeds of the offering, in light of changes in circumstances and the availability of certain growth opportunities. Any such redirection can be made by management of the Company with the prior approval of the Board of Directors of the Company. As a result of the foregoing, investors will be substantially dependent upon the discretion and judgment of the Company's management with respect to the application and allocation of the net proceeds of the offering. Pending their use for the purposes described above, the net proceeds of the offering will be invested by the Company in short-term, investment-grade securities. See "Use of Proceeds."

     Dependence on Key Personnel. The Company's success will, to a large extent, depend upon the continued services of Jerry Braun, the Company's President and Chief Executive Officer, and Jacob Rosenberg, the Company's Vice President and Chief Operating Officer. Although the Company has employment agreements with Messrs. Braun and Rosenberg expiring in 1999 and is the sole beneficiary of a $2,000,000 life insurance policy covering Mr. Braun and a $1,000,000 life insurance policy covering Mr. Rosenberg, the loss of the services of either executive officer could have a materially adverse effect upon the Company. The success of the Company will also depend, in part, upon its ability in the future to attract and retain additional qualified licensed health care, operating, marketing and financial personnel. Competition in the home health care industry for such qualified personnel is often intense and there can be no assurance that the Company will be able to retain or hire the necessary personnel. See "Business -- Government Regulation" and "Management."



     Limited Information on Acquisition and Expansion Strategy. The Company has allocated $2,500,000 of the net proceeds of this offering for expansion through the acquisition of health care related businesses and opening of additional branch offices. The Company's ability to expand its operations depends on a number of factors, including the availability of desirable locations for additional facilities, the availability of acquisition candidates and the ability of the Company to finance such expansion. To date, the Company has not determined the specific location of any additional branch offices. Although the Company continually explores acquisition possibilities, it is not currently negotiating any acquisitions and has no agreements, arrangements or understandings regarding acquisitions. There can be no assurance that the Company will open any additional branch offices, or, if opened, that the Company can profitably manage such offices or that the Company will make any acquisitions or, if made, that such acquisitions will be successful. The establishment of additional branch offices and any future acquisitions by the Company may involve the use of cash, debt or equity securities, or a combination thereof. A Company decision to utilize a substantial portion of the net proceeds of this offering for acquisitions reduces the resources available to complete its other expansion and growth objectives. In such event, the Company may be required to obtain additional financing to achieve such objectives. There can be no assurance that such financing will be available, or, if available, will be on terms acceptable to the Company. In addition, the Company may explore the potential for expanding its operations into health care businesses not related to the Company's current operations on an opportunistic basis, and if the Company's management deems it appropriate, a portion of the net proceeds of this offering may be used for such purposes. The Company is not experienced in operating any health care business unrelated to its current businesses and, accordingly, no assurance can be given that the Company could successfully operate any such unrelated health care business. Thus, purchasers of the securities will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. Depending on the form of the transaction, certain acquisitions could be effected without stockholders having the opportunity to vote thereon or to review the financial statements of the potential acquiree. See "Use of Proceeds" and "Business -- Expansion Strategy."



     Charge to Earnings Resulting from Sale of Accounts Receivable. By reason of an agreement entered into by the Company on July 8, 1996 (the "Receivables Sale Agreement") with 1667 Flatbush, pursuant to which the Company sold $3,500,000 of its accounts receivable for a purchase price of $3,150,000, the Company recorded a net charge to its earnings for the third quarter ended September 30, 1996 in the amount of $217,070. The recognition of such a charge substantially reduced net income during the period. See "Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Principal Stockholders" and "Certain Transactions."



     Dilution. Purchasers of the Shares offered hereby will incur immediate dilution of approximately $2.96 (or 74%) in the net tangible book value per share of Common Stock. See "Dilution."

     Arbitrary Determination of Public Offering Prices; Possible Volatility of Common Stock Price. The initial public offering price of the Shares was arbitrarily determined by negotiations between the Company and the Underwriter and does not necessarily bear any relationship to the Company's asset value, book value, net worth or any other recognized criteria of value. The trading price of the Common Stock could also be subject to significant fluctuation in response to variations in quarterly results of operations, announcements of new contracts or services by the Company or its competitors, governmental regulatory action, general trends in the industry and other factors, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time in recent years. See "Underwriting."


     No Assurance of Public Trading Market or Continued Nasdaq Inclusion; Risk of Low-Priced Securities. Prior to the offering, there has been no public market for the Shares and there can be no assurance that an active public market will develop or, if developed, be sustained. The Company anticipates that the Shares will be eligible for listing on Nasdaq. In order to qualify for continued listing on Nasdaq, however, a company, among other things, must currently have $2,000,000 in capital and surplus and, $1,000,000 in market value of the public float or a minimum bid price of $1.00 per share and a minimum of 300 shareholders. On November 6, 1996, Nasdaq approved changes to its listing requirements which, after a 30-day comment period and consideration of changes to the proposals, will be submitted to the Securities and Exchange Commission (the "Commission") for final approval. If the current proposal is approved without modification, a company's qualification for continued listing on Nasdaq would require that the company, among other things, have at least $2,000,000 in "net tangible assets" ("net tangible assets," equals total assets less total liabilities and good will) or at least $35,000,000 in total market value or at least $500,000 in net income in two out of its last three fiscal years, as well as at least 500,000 shares in the public float, at least $1,000,000 in market value of the public float, a bid price of not less than $1.00 per share, a minimum of two independent directors and other corporate governance criteria which are the same as those for the Nasdaq National Market. If the Company is unable to satisfy the maintenance requirements for quotation on Nasdaq, of which there can be no assurance, it is anticipated that the Shares would be quoted in the over-the-counter market National Quotation Bureau ("NQB") "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, the liquidity of the Shares could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analyst's and news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained. In addition, if the Shares are delisted from Nasdaq they might be subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account.


     In the event the Shares subsequently become characterized as a penny stock, the market liquidity for the Shares could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Shares and, thus, the ability of purchasers in this offering to sell their Shares in the secondary market.

     On July 16, 1996, the National Association of Securities Dealers, Inc. ("NASD") issued a notice of acceptance of Acceptance, Waiver, and Consent (the
"AWC") whereby the Underwriter was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with the claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Underwriter. The activities in question occurred during the periods between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have a material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur. As of the date of this Prospectus, all fines and restitution associated with such activities have been paid. In the event that the foregoing activities materially adversely affect the Underwriter's ability to act as a market maker for the Common Stock, and other market makers do not continue to make a market in the Common Stock, a market for and liquidity of the said shares may be adversely affected.


     Shares Eligible for Future Sale. The sale of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Shares. Upon the completion of this offering, all 2,500,000 of the shares of Common Stock outstanding prior to this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and, under certain circumstances, will be eligible for sale without registration pursuant to the provisions of such rule. An additional 93,750 shares underlying an option will be eligible for sale under Rule 701 of the Act. Holders of all such shares and the option, however, have agreed that they will not sell any shares of Common Stock for a period of 24 months from the date of this Prospectus without the prior written consent of the Underwriter. See "Shares Eligible for Future Sale" and "Underwriting."


     Possible Adverse Effects of Authorization of Preferred Stock; Anti-Takeover Effects. The Company's Certificate of Incorporation authorizes the issuance of a maximum of 2,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"), on terms which may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock. See "Description of Securities --Preferred Stock."



     Possible Adverse Effect of Exercise of Underwriter's Warrants and Registration Rights. The Company has agreed to sell to the Underwriter for an aggregate purchase price of $5.00, Underwriter's Warrants to purchase an aggregate of 125,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price. The shares of Common Stock issuable upon exercise of the Underwriter's Warrants are identical to those offered hereby. The Underwriter's Warrants are exercisable for a period of four years commencing one year from the date hereof. The exercise of the Underwriter's Warrants will dilute the value of the shares of Common Stock and may adversely affect the Company's ability to obtain equity capital. Moreover, if the Common Stock issuable upon the exercise of the Underwriter's Warrants is sold in the public market, it may adversely affect the market price of the Common Stock. The holders of the Underwriter's Warrants have been granted certain "piggyback" registration rights for a period of seven years from the date of this Prospectus and demand registration rights for a period of five years from the date of this Prospectus, with respect to the registration under the Securities Act of the Shares issuable upon exercise of the Underwriter's Warrants. The exercise of such rights could result in substantial expense to the Company. See "Underwriting."



     Absence of Dividends. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                 USE OF PROCEEDS

     The net proceeds from the sale of the Shares offered hereby are estimated to be approximately $3,868,000 ($4,250,500 if the over-allotment option is exercised in full) after deducting the Underwriters' discount and non-accountable expense allowance and other estimated expenses of the offering. The Company intends to use the net proceeds as follows:

                                                                 Approximate       Approximate
                                                                  Amount of       Percentage of
                                                                 Net Proceeds      Net Proceeds
                                                                 ------------      ------------

Acquisition of businesses(1) .................................    $2,000,000          51.71%
Establishment of new branch offices ..........................       500,000          12.93%
Sales and marketing ..........................................       300,000           7.75%
Funding of Infusion Therapy Division..........................       250,000           6.46%
Funding of Pediatric Division.................................       250,000           6.46%
Establishment of new principal office.........................       150,000           3.88%
Upgrade of facilities and computer systems....................       150,000           3.88%
Working capital...............................................       268,000           6.93%
                                                                  ----------         ------
        Total ................................................    $3,868,000         100.00%
                                                                  ==========         ======


------------
(1) The Company may, when and if the opportunity arises, acquire other businesses which are related to the Company's business with a portion of the net proceeds. Those businesses in which the Company has interest include home health care agencies (which are expected to cost between $500,000 and $1,000,000 each), infusion therapy businesses (which are expected to cost between $750,000 and $1,500,000 each) and durable medical equipment businesses (which are expected to cost between $400,000 and $800,000 each) in the states of New York, New Jersey, Pennsylvania, Connecticut, North Carolina, Georgia and Florida. The Company has no specific arrangements with respect to any such acquisition at the present time and is not presently involved in any negotiations with respect to any such acquisition. The Company has no present plans for acquisition of any companies affiliated with its management or stockholders and will not enter into any such transactions in the future unless the Company first obtains an independent opinion with regard to the fairness to the Company of the terms and conditions of any such transaction. See "Certain Transactions." There can be no assurance that any particular acquisition will be made.

     The Company anticipates that the net proceeds of this offering, together with the funds anticipated to be generated from its operations, will be sufficient to fund the Company's contemplated cash requirements for at least 12 months following the consummation of the offering. While the initial allocation of the net proceeds of this offering, as set forth above, represents the Company's best estimates of their use, the amounts actually expended for each purpose may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors, including changes in the economic, regulatory and competitive climates for the Company's business operations. The Company, therefore, reserves the right to reallocate the net proceeds of this offering among the various categories set forth above as it, in its sole discretion, deems necessary or advisable. Depending upon the timing of the proposed expenditures for the purposes described in the table set forth above, the Company may use a substantial portion of the proceeds to reduce or repay in full its current bank credit lines. In such event, borrowings under the bank credit lines would then be used to finance the expenditures described in the table set forth above.

     Pending use of the proceeds for the purposes described above, the Company intends to invest the net proceeds in short-term, investment grade, interest-bearing obligations. Any proceeds received upon exercise of the Underwriter's over-allotment option, the Warrants or the Underwriter Warrants, as well as income from investments, will be added to working capital.

                                    DILUTION


     The Company had a net tangible book value of $29,570, or approximately $.01 per share of Common Stock as of September 30, 1996. Net tangible book value per share is equal to the net tangible assets of the Company (total assets less total liabilities and intangible assets), divided by the number of shares outstanding. After giving effect to the issuance of the 1,250,000 shares of Common Stock offered hereby (after deduction of estimated offering expenses and the underwriting discounts and commissions estimated at $1,132,000), the pro forma net tangible book value of the Company at September 30, 1996 would have been $3,897,570, or approximately $1.04 per share of Common Stock, representing an immediate dilution to new investors of $2.96 per share, or 74%, as illustrated by the following table:



Assumed initial public offering price
  per share of Common Stock  ..................................                  $4.00

Net tangible book value per share
  of Common Stock before offering..............................      $ .01


Increase per share of Common Stock attributable
  to public investors..........................................       1.03
                                                                     -----
Pro forma net tangible book value per share of
  Common Stock after offering..................................                   1.04
                                                                                 -----
Dilution per share of Common Stock to new investors............                  $2.96
                                                                                 =====

     If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share of Common Stock after this offering would be $1.16 which would result in dilution to new investors in this offering of $2.84 per share, or 71%.



     The following table sets forth the number of shares of Common Stock owned by the current stockholders of the Company, the number of shares to be purchased from the Company by the purchasers of the shares of Common Stock offered hereby and the respective aggregate cash consideration paid or to be paid to the Company and the average price per share:

                                                       Shares Purchased                   Total  Consideration
                                           ----------------------------------------       ---------------------
                                                                                                       Average
                                                                                                        Price
                                             Number        Percent        Amount           Percent    Per Share
                                            --------       ------        ---------         ------      -------
Present


Stockholders(1) .......................     2,500,000         67%       $   30,000           0.6%       $ .012
New Investors .........................     1,250,000         33         5,000,000          99.4        $4.00
                                            ---------       ----        ----------         -----
Total .................................     3,750,000        100%       $5,030,000         100.0%
                                            =========       ====        ==========         =====

-----------
(1) Excludes 93,750 shares of Common Stock issuable upon exercise of an outstanding option, exercisable at $3.00 per share, held by the Company's President. See "Capitalization," "Management -- Savings and Stock Option Plans," "Principal Stockholders" and "Certain Transactions."

                                 DIVIDEND POLICY

     The Company has operated as an S Corporation prior to this offering and has paid out a substantial portion of its earnings to its current shareholders. See "Former S Corporation Tax Treatment." The Board of Directors currently intends to retain and reinvest any future earnings into the development and expansion of the business and therefore does not intend to pay cash dividends. Any future payment of dividends will be subject to the discretion of the Board of Directors and will depend upon, among other things, future earnings, if any, the operating and financial condition of the Company, its capital requirements and general business conditions.

                       FORMER S CORPORATION TAX TREATMENT

     The Company has been treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code and under Section 660 of the New York State Tax Law. As a result, earnings of the Company were declared, for federal and New York State income tax purposes, by the current shareholders of the Company. In past years, the Company distributed a substantial portion of its earnings to its current shareholders. These distributions aggregated $100,230 and $840,032 for the years ended December 31, 1994 and 1995, respectively. During the nine months ended September 30, 1996, the Company made distributions of previously earned and undistributed S Corporation earnings in the aggregate amount of $3,225,431 to the current shareholders. The Company will no longer be treated as an S Corporation prior to the completion of this offering and, accordingly, the Company will be subject to federal and New York State income taxes. See "Capitalization," "Certain Transactions" and Notes 1, 2 and 4 to the Financial Statements.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company (i) at September 30, 1996 and (ii) pro forma to give effect to the sale by the Company of the Shares offered hereby at an assumed initial public offering price of $4.00 per share of Common Stock and the initial application of the net proceeds therefrom. The information below should be read in conjunction with the Financial Statements and the notes thereto included elsewhere in this Prospectus, which should be read in their entirety.


                                                            September 30, 1996
                                                         -----------------------
                                                          Actual       Pro forma
                                                         ---------     ---------

Short-term debt

Note Payable-- Bank ................................     2,000,000     2,000,000
Long-term debt-- current portion ...................         6,315         6,315
                                                         ---------     ---------
Total short-term debt ..............................     2,006,315     2,006,315
                                                         ---------     ---------
Long-term debt


Collateralized capital leases ......................         1,784         1,784
                                                         ---------     ---------
Stockholders' equity (deficit):
Preferred Stock, $.01 par value, authorized
  2,000,000 shares, no shares issued
  and outstanding ..................................
Common stock, $.01 par value, authorized
  12,500,000 shares; 2,500,000 shares
  issued and outstanding, actual; 3,750,000
  shares issued and outstanding
  as adjusted(1) ...................................        25,000        37,500
Additional paid-in capital .........................         5,000     3,860,500
Retained earnings ..................................       210,155       210,155
                                                         ---------     ---------
Total stockholders' equity .........................       240,155     4,108,155
                                                         ---------     ---------
Total capitalization ...............................     2,248,254     6,116,254
                                                         =========     =========

------------

(1) Does not include (i) 125,000 shares reserved for issuance upon exercise of the Underwriter's Warrants; and (ii) 93,750 shares reserved for issuance upon exercise of an option granted prior to the date of this Prospectus and shares reserved for issuance upon exercise of options available for future grant under the Company's Stock Option Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources," "Management -- Stock Option Plan," "Principal Stockholders," "Description of Securities," "Certain Transactions" and "Underwriting."

                             SELECTED FINANCIAL DATA

     The following table presents selected financial data of the Company for each of the two years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996. Except for pro forma data, the data as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 have been derived from the financial statements of the Company appearing elsewhere in this Prospectus which have been audited by M.R. Weiser & Co. LLP. The data for the nine month periods ended September 30, 1995 and 1996 was derived from unaudited financial statements included herein, which in the opinion of management of the Company contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the entire year. The selected financial data set forth below should be read in conjunction with the Financial Statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                                                 Nine Months
                                                                       Years Ended December 31,              Ended September 30,
                                                                      -------------------------          --------------------------
                                                                       1994              1995              1995              1996
                                                                     --------          --------          --------          --------
                                                             (In thousands, except per share data)
Statement of Income Data:

Net patient service revenue ................................         $  8,981          $ 11,810          $  8,582          $  8,999
                                                                     --------          --------          --------          --------
Professional care of patients ..............................            6,301             8,128             5,848             6,167
General and administrative expenses ........................            1,793             2,391             1,758             2,047
                                                                     --------          --------          --------          --------
Income from operations .....................................              887             1,291               976               785
Interest expense, net ......................................              (85)              (82)              (67)              (99)
Other income ...............................................                6              --                --                  11
Loss on sale of accounts receivable ........................             --                --                --                (217)
Provision for income taxes(1) ..............................              (37)              (81)              (60)              (55)
                                                                     --------          --------          --------          --------
Net income .................................................         $    771          $  1,128          $    849          $    425
                                                                     ========          ========          ========          ========
Pro Forma Data:(2)


Income before provision for income taxes ...................         $    808          $  1,209          $    909          $    480
Pro forma provision for income taxes .......................              353               520               391               206
                                                                     --------          --------          --------          --------
Pro forma net income .......................................         $    455          $    689          $    518          $    274
                                                                     ========          ========          ========          ========
Pro forma net income per common share
  and common share equivalents (1) ............                                        $    .20                            $   .08
                                                                                       ========                            =======
Pro forma weighted average number of
  common shares and common share
  equivalents(2)...............................                                           3,436                               3,436
                                                                                       ========                             =======



                                               December 31,      September 30,
                                                   1995             1996
                                                 -------          --------
                                                       (In thousands)
Balance Sheet Data:

Working capital (deficit) ...................    $ 2,775          $   (81)
Total assets ................................      4,840            2,853
Total liabilities ...........................      1,799            2,613
Retained earnings ...........................      3,011              210
Stockholders' equity ........................      3,041              240

------------
(1) The Company has been an S Corporation under Subchapter S of the Internal Revenue Code for U.S. federal and New York State income tax purposes since its inception. As an S Corporation, the Company was not subject to federal income tax, but remained subject to a reduced New York State income tax. The Company will terminate its S Corporation status prior to the completion of this offering. See "The Company." Pro forma amounts give effect to additional income taxes that would have been reported assuming that the Company was a C Corporation for years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996. See

     "Former S Corporation Tax Treatment" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Pro forma weighted average number of common share equivalents outstanding includes 912,778 shares whose proceeds would be necessary to pay the S Corporation distribution and 23,437 shares relating to the dilutive effect of a stock option grant. See "Former S Corporation Tax Treatment," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Principal Stockholders," "Certain Transactions" and Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains certain forward-looking statements that involve various risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in "Business" and "Risk Factors." The following discussion should be read in conjunction with the financial statements of the Company and the notes thereto, and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere in this Prospectus.

Results of Operations

     The Company's revenues are derived from the current contracts with 52 health care institutions and agencies. The Company's ten largest referral sources accounted for approximately 75% of net revenues for 1995, 76% of net revenues for 1994 and 69% of net revenues for the first nine months of 1996. The various county departments of social services with which the Company has contracts accounted, in the aggregate, for approximately 24% of net revenues for the first nine months of 1996, 26.8% of net revenues for 1995 and 27.7% of net revenues for 1994.

     Revenues for the three months ended September 30, 1996 (the "third quarter of 1996") decreased 8.5% to approximately $2,852,000 from approximately $3,116,000 for the three months ended September 30, 1995 (the "third quarter of 1995"), while selling, general and administrative expenses in the third quarter of 1996 increased 15.2% to approximately $668,000 from approximately $580,000 in the third quarter of 1995, resulting in a net loss of approximately ($85,000) for the third quarter of 1996 as compared with net income of approximately $357,000 for the third quarter of 1995. The results of operations during the third quarter of 1996 were adversely affected by (i) implementation of a policy of reducing the per patient hours of home health care service referrals by one of the Company's largest referral sources and the Company's provision of a 2% prompt payment discount to another of its largest referral sources; (ii) a significant decrease in referrals of patients to the Westchester County branch office from one of the Company's five largest referral sources during the third quarter of 1996; (iii) a reduction in revenues from the Company's Rockland County branch office as a result of turnover in the branch offices management and supervisory personnel; (iv) the termination of a contract with a referring institution (which accounted for .92% of net revenues for 1995), that the Company declined to renew because it was unable to obtain acceptable rates of compensation in the new contract; (v) increased recruitment costs related to the hiring of additional administrative personnel; (vi) increased telephone costs resulting from installation of dedicated telephone lines to connect branch computer systems to the principal office computer system; and (vii) recognition of a non-operating loss of $217,070 as a result of its sale of receivables for less than their face value pursuant to the Receivables Sale Agreement.


     In response to the factors which resulted in decreased revenues and a net loss in the third quarter of 1996 as compared to higher revenues and net income for the third quarter of 1995, the Company has expanded its marketing efforts and increased its emphasis on higher paying nursing cases and its Special Deliveries division providing care for newborns and their mothers. The Company has also entered into new contracts during the fourth quarter of 1996 with an institution to which it supplies maternal and newborn care and with an additional county department of social services and a hospital home health agency, and has hired a new branch manager for its Rockland County Office. The recent increases in selling, general and administrative expenses are expected to enable the Company to handle significantly increased volumes of business without further significant additional increases in such expenses. However, there can be no assurance that existing or new sources will generate sufficient referrals to offset decreases in revenues from major referral sources, or that the Company will not experience significant additional increases in expenses.

   Nine Months Ended September 30, 1996 Compared with the Nine Months Ended September 30, 1995

     Revenues for the nine months ended September 30, 1996 (the "first three quarters of 1996") increased 4.9% to approximately $8,999,000 from approximately $8,582,000 for the nine months ended September 30, 1995 (the "first three quarters of 1995"). The increase resulted primarily from new business.

     Cost of professional care of patients for the first three quarters of 1996 increased 5.5% to approximately $6,167,000 from approximately $5,848,000 for the first three quarters of 1995. The increase resulted primarily from the hiring of additional home health care personnel to service the increased new business. The cost of professional care of patients as a percentage of revenues was relatively stable at approximately 68% for both the first three quarters of 1996 and the first three quarters of 1995.

     Selling, general and administrative expenses for the first three quarters of 1996 increased 16.5% to approximately $2,048,000 from approximately $1,758,000 for the first three quarters of 1995. The increase resulted primarily from increased management recruitment and staffing expenses to manage the supervision of the care of patients requiring extended nursing and technical support, a provision for bad debts and from the hiring of additional office staff to support anticipated growth in the Company's business.

     Interest expense, net of interest income, for the first three quarters of 1996 increased 45.6% to approximately $99,000 as compared to approximately
$68,000 for the first three quarters of 1995, primarily as a result of an increase in borrowings to finance an increase in accounts receivable that occurred during the month of December 1995 and distributions to shareholders in the first three quarters of 1996.

     The provision for New York State and New York City income taxes for the first three quarters of 1996 decreased to $55,000 from $60,000 for the first three quarters of 1995, because of lower taxable income.

     During the third quarter ended September 30, 1996, the Company recognized a non-recurring net charge to its earnings of $217,070 as a result of the Receivables Sale Agreement pursuant to which it sold $3,500,000 of its accounts receivable to 1667 Flatbush for $3,150,000, which was less than their face value. See "Former S Corporation Tax Treatment," "--Liquidity and Capital Resources" and "Certain Transactions."

     In view of the foregoing, net income for the first three quarters of 1996 decreased 49.9% to approximately $425,000, as compared to approximately $849,000 for the first three quarters of 1995.

   Year Ended December 31, 1995 compared with the Year Ended December 31, 1994.

     Revenues for the year ended December 31, 1995 ("1995") increased 31.5% to approximately $11,810,000 from approximately $8,981,000 for the year ended December 31, 1994 ("1994"). The increase resulted primarily from an increase in services provided to existing clients and increased new business.

     Cost of professional care of patients for 1995 increased 29% to approximately $8,127,000 from approximately $6,301,000 for 1994. The increase resulted primarily from the hiring of additional home health care personnel to service the increased new business and increase in services rendered to existing clients. The cost of professional care of patients as a percentage of revenues approximated 69% for 1995 as compared to 70% of 1994.

     Selling, general and administrative expenses for 1995 increased 33.4% to approximately $2,391,000 from approximately $1,793,000 for 1994. The increase resulted primarily from the hiring of additional office support staff to support the growth in the Company's business.

     Interest expense for 1995 decreased 3.7% to approximately $82,000, as compared to approximately $85,000 for 1994, primarily as a result of a reduction in borrowings resulting from the Company's increased cash flow.

     In view of the foregoing, net income for 1995 increased 46.3% to approximately $1,128,000, as compared to approximately $771,000 for 1994.

Liquidity and Capital Resources

     The Company has required cash to fund the growth of its operations, particularly to finance expansion of accounts receivable and the opening of new branch offices. Historically, the Company's internally generated funds have been insufficient to meet all of its cash needs. To satisfy these requirements, the Company has supplemented its internally generated funds with borrowings under bank lines of credit. The Company presently has a credit facility with UMB Bank and Trust Company in the amount of $3,500,000, which is secured by substantially all of the Company's assets. Repayment of outstanding amounts under such facility is guaranteed by all of the Company's directors and current stockholders. This credit facility provides for interest at the prime rate published in the Wall Street Journal, plus .75%, payable monthly, and is renewable in May 1997. At September 30, 1996, the Company had outstanding borrowings of $2,000,000.

     For the first three quarters of 1996, net cash used in operations was approximately $631,000, as compared to approximately $1,413,000 provided by operations for the first three quarters of 1995. This decrease in net cash from operations was primarily a result of an increase in accounts receivable and unbilled receivables of approximately $1,503,000 for the first three quarters of 1996 compared to a decrease of $324,000 for the first three quarters of 1995, and a decrease in loans to stockholders of $145,000 during the first three quarters of 1996. Net cash used in financing activities for the first three quarters of 1996 totalled approximately $2,646,000, primarily as a result of the payment of S Corporation distributions to the Company's stockholders which aggregated approximately $3,225,000 during the period as compared to approximately $655,000 for the first three quarters of 1995. See "Former S Corporation Tax Treatment" and "Certain Transactions."

     As of September 30, 1996, approximately $1,796,000 (approximately 63%) of the Company's total assets consisted of accounts receivable derived from payments made to contractors by third-party payors. Such payors generally require substantial documentation in order to process claims.

     On July 8, 1996, the Company entered into the Receivables Sale Agreement with 1667 Flatbush, pursuant to which 1667 Flatbush purchased $3,500,000 of the Company's accounts receivable for a purchase price of $3,150,000. The purchase price was represented by a negotiable promissory note which bore interest at the rate of 12% per annum and was payable $1,100,000 on August 1, 1996, $1,100,000 on September 1, 1996 and $950,000 at the earlier of October 1, 1996 or the date of this Prospectus. The note was collaterized by a lien on the accounts receivable purchased from the Company and was personally guaranteed by each of the members of 1667 Flatbush. The note was paid in full on September 30, 1996. As a result of the Company's sale of accounts receivable for less than their face value, the Company recognized a net charge to its earnings during the third quarter ended September 30, 1996 in the amount of $217,070. See "Principal Stockholders" and "Certain Transactions."


     Days Sales Outstanding ("DSO") is a measure of the average number of days taken by the Company to collect its accounts receivable, calculated from the date services are performed. For the years ended December 31, 1994 and December 31, 1995, the Company's DSOs were 152 days and 130 days, respectively, a reduction of approximately 14.5%, primarily as a result of additional concentration on collection of accounts receivable. For the first three quarters of 1995 and 1996, the Company's DSOs were 109 days and 62 days, respectively, a decrease of approximately 43%. As a result of the Receivable Sale Agreement, the amount of receivables outstanding as at September 30, 1996 decreased 34.1% to $2,256,000 as compared to $3,421,000 at September 30, 1995. For the first three quarters of 1995 and 1996, the Company's DSOs were 109 and 62 days, respectively. The reduction of approximately 43% in DSOs during the first three quarters of 1996 is principally the result of the Company having received the purchase price of $3,150,000 pursuant to the Receivables Sale Agreement and is therefore not indicative of any trend.


     The Company has allocated a portion of the net proceeds of this offering to upgrade its computer systems, one of the results of which is expected to be the expediting of its internal billing procedures which can be expected to have the effect of generally decreasing the Company's DSOs. See "Use of Proceeds." However, there can be no assurance that any expected decrease in DSOs due to computer upgrades will not be offset by an increase in DSOs resulting from the efforts of third-party payors to increase their audit and review facilities and reduce costs.

     The Company's liquidity and long-term capital requirements depend upon a number of factors, including the rate at which new offices and facilities are established and acquisitions, if any, are made. The Company believes that the development and start-up costs for a new branch office aggregate approximately $100,000, including leasehold improvements, lease deposits, office equipment, marketing, recruiting, labor and operating costs during the pre-opening and start-up phase, and also the provision of working capital to fund accounts receivable. Such costs will vary depending upon the size and location of each facility and, accordingly, may vary substantially from these estimates.

     Although  the  Company  does  not  have any  pending  material  commitments regarding capital expenditures, it anticipates making additional capital expenditures in connection with the acquisition of home health care companies, development of a new principal office and improved branch facilities, and the improvement of its management systems. See "Use of Proceeds." Further expansion of the Company's business (particularly through acquisitions) may require the Company to incur additional debt or offer additional equity if internally generated funds, cash on hand and amounts available under its bank credit facilities are inadequate to meet such needs. There can be no assurance that such additional debt or equity will be available to the Company or, if available, will be on terms acceptable to the Company.

Inflation

     Inflation has not had a significant impact on the Company's operations to date.

Recent Pronouncements of the Financial Accounting Standards Board

     Recent pronouncements of the Financial Accounting Standards Board ("FASB"), which include Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and SFAS No. 123, "Accounting for Stock-Based Compensation," are effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 and SFAS 123 does not have a material impact on the Company's financial statements.

                                    BUSINESS

General

     The Company is a licensed home health care agency engaged primarily in supplying the services of paraprofessionals who provide a broad range of health care services to patients' in their homes. The Company operates in all five boroughs of New York City and the counties of Nassau, Westchester, Rockland, Orange, Duchess, Ulster, Putnam and Sullivan, in the State of New York. The Company's services are supplied principally pursuant to contracts with health care institutions and agencies such as the various county departments of social services, Beth Abraham Health Services in the Bronx and Westchester County, Kingsbridge Medical Center, Mt. Sinai Medical Center and New York Methodist Hospital in Brooklyn.

     When the Company was initially organized, in February 1983, it engaged principally in the business of providing nursing staff in nursing homes.

     In 1988, the Company purchased the equipment, fixtures, client lists and paraprofessional aide lists of National Medical Home Care, Inc. located in Brooklyn, Queens Village, Rockville Centre and Mount Vernon, New York. Thereafter, the Company maintained offices in Brooklyn, Hempstead and Mount Vernon, New York and shifted the focus of its business to the provision of home health care support services.

     In 1992, the Company opened a fourth office, in Spring Valley, New York and, in 1993, opened its fifth office, in Newburgh, New York. Each of the Company's five offices are responsible for the sales and health care operations within their respective territories and maintain their own recruitment, scheduling, training and quality assurance programs. The Brooklyn office also serves as the Company's central administrative and financial operations location.

     In 1993, the Company opened its maternal/child services division, "Special Deliveries", providing both pre- and post-delivery care for pregnant women and their newborn children, which operates out of the Hempstead office.

     The Company currently offers a broad range of support services, including assistance with personal hygiene, dressing and feeding, meal preparation, light housekeeping and shopping, and, to a limited extent, physical therapy and standard skilled nursing services such as the changing of dressings, injections, catheterizations and administration of medications. The Company's personnel also train patients in their own care, monitor patient compliance with treatment plans, make reports to the physicians and process reimbursement claims to third-party payors. Among the paraprofessionals and nurses supplied by the Company are those fluent in Spanish, Yiddish and Russian as well as personnel knowledgeable in the requirements and practices of Kosher homes.

Industry Background

     The home health care industry has grown substantially over the past decade according to published industry information. The New York State Association of Home Care Providers estimates (from annual reports submitted by agencies) that Medicaid and Medicare spending on home health care has grown from approximately $2.9 billion in 1985 to in excess of approximately $19.4 billion in 1994. The Company believes that the primary reasons for the growth in the home health care market include the aging of the U.S. population; the realization of substantial cost savings through treatment at home as an alternative to hospitalization; advances in medical technology which have enabled a growing number of treatments to be provided in the home rather than requiring hospitalization; the general preference of patients to receive treatment in a familiar environment; reductions in the length of hospital stays as a result of increasing cost containment efforts in the health care industry; growing acceptance within the medical profession of home health care and the rapid increase in the incidence of AIDS-related diseases and cancer.

     Aging Population. The number of individuals over age 65 in the United States is estimated to have grown from 25.7 million in 1980, or 11.3% of the population, to approximately 34.1 million in 1996, or 12.9% of the population, and is projected to increase to more than 35 million, or 12.8% of the population, by the year 2000. The elderly have traditionally accounted for two to three times the average per capita share of health care expenditures. As the number of Americans over age 65 increases, the need for home health care services is also expected to increase.

     Cost Effectiveness of Home Health Care Services. National health care expenditures increased from approximately $697 billion in 1990 (12.6% of the United States gross national product) to approximately $1,008 billion in 1995 (14.2% of the United States gross national product), and is projected to increase to more than $1,481 billion (15.9% of the United States gross national product) by the year 2000. In response to rapidly rising costs, governmental and private payors have adopted cost containment measures that encourage reduced hospital admissions, reduced lengths of stay in hospitals and delayed nursing home admissions. Changes in hospital reimbursement methods under Medicare from a cost-based method to a fixed reimbursement method based on the patient's diagnosis have created an incentive for earlier discharge of patients from hospitals. These measures have in turn fostered an increase in home health care which, when appropriate, provides medically necessary care at significantly less expense than similar care provided in an institutional setting.

     Advances in Technology. Advances in technology in the past decade now enable patients who previously required hospitalization to be treated at home. For example, the development of a compact and portable phototherapy blanket performing the same functions as bilirubin lighting systems in hospitals for the treatment of newborn children with jaundice, a common condition, permits these infants to be treated at home. Prior to the development of this device, these infants were kept in the neonatal unit of a hospital even after the mother was discharged. This practice delayed mother-infant bonding, made breast-feeding difficult and otherwise caused substantial inconvenience and concern to families at a time when the mother was in a weakened state. Similar advances have been made in home infusion therapy (which is presently provided by the Company only on a limited basis) and rehabilitation equipment permitting treatments at home which used to require hospital settings.

     Patient Preference and Physician Acceptance. The Company believes that, if possible in any given case, a patient will prefer to be treated at home rather than in an institutional setting. Further, in the last decade, the medical profession has shown greater acceptance of home health care in the clinical management of patients. As evidence of this greater acceptance, the American Medical Association Councils on Scientific Affairs and Medical Education has recommended that training in the principles and practice of home health care be incorporated into the undergraduate, graduate and continuing education of physicians.

     Incidences of AIDS and Cancer. Increases in the incidence of AIDS/HIV infections and cancer have also been responsible for a significant portion of the growth in the home care market. As of December 1995, more than 513,486 cases of AIDS had been reported to the Center for Disease Control (not including those with less advanced HIV who could still benefit from treatment). During their treatment, AIDS/HIV patients may receive several courses of infusion and other therapies typically administered by infusion therapy companies, including AZT, aerosolized Pentamidine(TM), antibiotics and nutritional support. The Company presently provides a limited amount of infusion therapy with pharmaceuticals provided by licensed suppliers. The Company plans to expand its infusion therapy operations during the next year. See "- Home Health Care Services."

     The American Cancer Society estimates that 83 million (or 33%) of Americans now living will eventually be diagnosed with cancer. Approximately one million new cases are reported annually. At the same time, improvements in cancer diagnosis and treatment have caused mortality rates to increase more slowly than the increase in incidence rates. Cancer treatment is one of the fastest growing segments of outpatient infusion therapy due to increasing numbers of patients and new technologies that allow for the therapy's safe and effective administration in the home and at alternate site locations. Over the course of their treatment, cancer patients may require a range of infusion therapies, including chemotherapy, pain management and nutritional support.

Home Health Care Services

     The Company's home health care services are provided principally by its paraprofessional staff, who provide personal care to patients and, to a lesser extent, by its skilled nursing staff, who provide various therapies employing medical supplies and equipment and, to a lesser extent, infusion therapy. Personal care and nursing services for a particular patient can extend from a few visits to years of service and can involve intermittent or continuous care. Approximately 95% of the Company's total net revenues in 1995 were attributable to services by its paraprofessional staff.

Certified Paraprofessionals

     The Company's certified paraprofessional staff provide a combination of unskilled nursing and personal care services to patients, as well as assistance with daily living tasks such as hygiene and feeding. Consistent with applicable regulations, all of the Company's aides are certified and work under the supervision of a licensed professional nurse. Certain aides have been specially trained by the Company to work with patients with particular needs, such as new mothers and their newborn infants, patients with particular diseases such as cancer, AIDS or Alzheimer's Disease, and particular classes of patients such as the developmentally disabled and terminal.

     The Company is approved by the New York State Department of Health to train "Home Health Aides" and by the New York Department of Social Services to train "Personal Care Aides." Medicaid provides reimbursement for services performed by both Home Health Aides and Personal Care Aides, while Medicare provides reimbursement only for the services provided by Home Health Aides. In order to provide a qualified and reliable staff, the Company continuously recruits, trains, provides continuing education for, and offers benefits and other programs to encourage retention of its staff. Recruiting is conducted primarily through advertising, direct contact with community groups and employment programs, and the use of benefits programs designed to encourage new employee referrals by existing employees.

     All paraprofessional personnel must pass a written exam and a skills competency test prior to employment, with all certificates having been validated by the issuing agency. The Director of Nursing or Director of Maternal/Child Health in each of the Company's branch offices validates the professional competency of all new hires. Newly hired employees are re-evaluated as to competency within six months of their employment and all employees are re-evaluated on an on-going basis at least semi-annually. In addition, they undergo an orientation program which includes material regarding HIV patients, Hepatitis B, essential precautions which must be taken with all patients, patient's rights issues, and the Company's policies and procedures. An orientation manual is also provided to each employee.

     High quality service is emphasized throughout the various divisions of the Company, both in hiring, Company training and testing of its personnel, and in the manner in which services are delivered. Training and quality assurance programs are regularly reviewed and directed by management and corporate support staff consisting of experienced health care professionals. The Company received "Accreditation with Commendation" from the Joint Commission on Accreditation of Health Care Organizations ("JCAHO") after its initial and only review, in 1994, and, in February 1996, was selected by the University of Colorado Health Sciences Center as one of only 22 home health care agencies participating in a two to three year study known as the Outcome-Based Quality Improvement in Home Care New York State Demonstration Project funded by the New York State Department of Health, by reason of the Company's commitment to both quality assurance and improvement. The Company believes that its reputation for quality patient care has been and will continue to be a significant factor in its success.

     Competition for qualified staff has been intense in recent years. The Company competes to attract and retain personnel on the basis of compensation and working conditions. Among the benefits which the Company provides to its staff are competitive salaries, a 401(k) Plan and unlimited Company-paid visits to a walk-in clinic. The Company has generally not experienced difficulties in the past in attracting and retaining personnel. It believes it will be able to compete effectively in this area and satisfy its overall staffing requirements. However, there can be no assurance that shortages of health care professionals in the future will not occur and such shortages could materially effect the Company's ability to maintain or increase its current obligations.

Licensed Professional Nurses

     The Company employs licensed professional nurses (both registered nurses and licensed practical nurses) who provide special and general professional nursing services (these nurses are employed on a per diem basis). The Company also employs registered nurses who are responsible for training and supervising the Company's paraprofessional staff, as well as providing backup in the field for the nursing staff which is providing care (these nurses are employed on a salaried basis). General nursing care is provided by registered and licensed practical nurses and includes periodic assessments of the appropriateness of home care, the performance of therapy procedures, and patient and family instruction. Patients receiving such care include stabilized post-operative patients recovering at home, patients who, although acutely ill, do not need to be cared for in an acute care facility and patients who are chronically or terminally ill.

     Specialty nurses are registered nurses with experience or certification in particular specialties, such as emergency service, intensive care, oncology, intravenous therapy or infant and pediatric nursing. The Company employs specialty nurses to provide a variety of therapies and special care regimes to patients in their homes. These specialty nurses also instruct patients and their families in the self administration of certain therapies and in infection control, emergency procedures and the proper handling and usage of medications, medical supplies and equipment.

     In August 1993, the Company established a maternal/child care division, called "Special Deliveries," which provides comprehensive nursing services for women during pregnancy, and for them and their newborn children after childbirth. The Company provides its skilled nursing staff with special additional training in this division, which offers a wide range of quality health services to patients at home through the provision of Registered Nurses, including those with at least two years of experience in maternal child care, Neonatal Intensive Care Unit ("NICU") Nurses, Maternal/Newborn Registered Nurses, Certified Childbirth Educators and Certified Lactation Consultants. Referral services are also available for support programs providing social workers, bereavement counselors and nutritionists. Each patient's individual treatment plan and insurance coverage is reviewed prior to commencement of services being rendered, except for childbirth education, which is privately contracted.

     The Company's licensed professional nurses also provide a very limited amount of in-home administration to patients of nutrients, antibiotics and other medications intravenously (into a vein), subcutaneously (under the skin) or through feeding tubes, utilizing supplies provided by licensed suppliers. Such intravenous therapy is used for antibiotic treatment, parenteral nutrition (the administration of nutrients), enteral nutrition (the administration of nutrients directly into the digestive tract), growth hormone therapy, pain management, and chemotherapy. The duration, progression and complexity of infusion therapy is governed by the patient's disease and condition and can range anywhere from a few weeks to many years.

     All nurses  hired by the  Company  must have at least one year of  current,
verifiable   experience,   including   references   and  license   verification.
Maternal/Child care nurses must have at least two years of experience.

     While the provision of licensed professional nursing services accounted for less than 5% of the Company's net revenues in 1995, the Company intends to expand its maternal/child care and infusion therapy operations in its existing markets as well as new geographic locations. See "Use of Proceeds" and " -- Company Strategy."

Company Strategy

     The Company's objective is to become a comprehensive provider of efficient and high quality home health care to an increased share of expanding markets. The primary elements of the Company's strategy to achieve this objective are geographic expansion of its branch office network by investment in additional branch offices and by the acquisition of other home health care companies, and by expansion of the services provided by its licensed professional nurses, principally in the areas of infusion therapy, pediatrics and maternal/child care. The Company intends to initially concentrate its expansion efforts in its current market areas and the counties surrounding those market areas. In addition to expansion into geographic areas in proximity to the Company's current branch offices, the Company will generally seek to enter and expand into new metropolitan areas in the Northeast and Southeast regions of the United States which have large patient populations and, in particular, patients traveling between these regions.

   Acquisitions

     A major element of the Company's strategy is to acquire home health care and related companies in order to diversify in additional geographic markets, and to increase market share in the Company's current markets, and add patients and referral sources to existing branch offices without adding substantial overhead cost. The Company will also seek to expand into other metropolitan areas through acquisition, if it can identify appropriate opportunities which make an acquisition more cost-effective than a direct investment for facilities and personnel in areas outside of its current branch office network. The Company is interested in home health care agencies (which are expected to cost between $500,000 and $1,000,000 each), infusion therapy companies (which are expected to cost between $750,000 and $1,500,000 each) and durable medical equipment businesses (which are expected to cost between $400,000 and $800,000 each) in the states of New York, New Jersey, Pennsylvania, Connecticut, North Carolina, Georgia and Florida. However, the Company has not yet identified any particular potential acquisition and there can be no assurance that any such acquisition which may be consistent with the Company's strategy will be available or, if available, that it will be at a price which the Company deems to be favorable. See "Use of Proceeds".

   Branch Offices

     The home health care industry is, fundamentally, a local one in which both the patients and the referral sources (such as hospitals, home health agencies, social service agencies and physicians) are located in the local geographic area in which the services are provided. The Company seeks to serve local market needs through its branch office network, run by branch managers who are responsible for all aspects of local office decision-making, including recruiting, training, staffing and marketing. The Company intends to open additional branch offices with a portion of the net proceeds of this offering in the Counties of Suffolk, Putnam, Ulster and Duchess, in New York State, subject to entering required agreements with the local New York Department of Social Services Agencies. In addition, the Company hopes to expand into New Jersey, Pennsylvania and Connecticut in order to offer a wider geographic coverage to the health maintenance organizations ("HMO's") and health care insurance organizations with which it deals, and to add additional organizations. This further expansion is subject to the completion of market surveys in the various locations to ascertain the extent to which existing home care medical needs are not being met as well as competition and recruitment issues.

   Expansion of Infusion Therapy

     The Company presently provides a limited amount of infusion therapy service to patients, utilizing pharmaceuticals provided by licensed suppliers. Management believes that the total market for home infusion therapy is continuing its growth and that increasing the provision of infusion therapy will build on the Company's strength in providing nursing services, because such therapies generally require administration by specialty nurses. The Company will also seek to supply infusion therapy patients with the other home health care services and therapies which they often require and which are offered by the Company. While the Company has no current commitments to establish infusion therapy facilities, it intends to pursue the establishment of such facilities during the next 18 months in order to increase its very small market share. See "Use of Proceeds." However, there can be no assurance that the Company will succeed in expanding an infusion therapy business or, if expanded, that it will conduct such a business on a profitable basis.

   Professional Care Resources

     The Company intends to expand its maternal/child care division, Special Deliveries, as well as its pediatric care programs in order to meet the needs which management believes are being created by early discharge programs. The existing referral base utilized by the Company from the various agencies, social workers, case managers and positions will be used to meet what management perceives to be a need not being met by the current pool of home health care agencies. The Company expects that the expansion of this program will require the hiring of an additional services director with an extensive background in pediatrics to assist the Directors of Nursing in each of the Company's branch offices. Additional support staff will also be required, as well as new training materials, assistant directors, coordinators and marketing staff. The Company also expects that expansion of the Special Deliveries division will result in the acquisition of additional office facilities.

    Organization and Operations

     The Company operates 24 hours a day, seven days a week, to receive referrals and coordinate services with physicians, case managers, patients and their families. The Company provides services through its five principal and branch offices and one recruitment and training office. The Company seeks to achieve economies of scale by having each branch office serve a large patient population. Each office conducts its own marketing efforts, negotiates contracts with referral sources, recruits and trains professionals and paraprofessionals and coordinates patient care and care givers. Each office is typically staffed with a branch manager, director of nursing, home care coordinators, clerical staff and nursing services staff.

     The Company's principal office retains all functions necessary to ensure quality of patient care and to maximize financial efficiency. Services performed at the principal office include billing and collection, quality assurance, financial and accounting functions, policy and procedure development, system design and development, corporate development and marketing. The Company uses financial reporting systems through which it monitors data for each branch office, including patient mix, volume, collections, revenues and staffing. The Company's systems also provide monthly budget analysis, financial comparisons to prior periods and comparisons among the Company's branch offices. The Company has committed a portion of the proceeds to this offering to acquire new computer hardware and upgrade its software and other systems with the intention of increasing its processing capacity, enhancing its database capabilities and clinical management capacities and improving collections and financial management. See "Use of Proceeds."

   Work Flow

     A case is initiated by one of the Company's referral sources contacting a branch office and advising it of the patient's general location, diagnosis, types of services required, hours of service required and the time of day when the services are to be rendered. The branch office then contacts the referral source as promptly as possible with the identification of the staff person who will be rendering the service, after which the referral source transmits to the branch office a detailed copy of the plan for the patient's home care, which includes the type of care to be rendered, the method by which it should be rendered, the precise location and hours.

     The supervisory staff at the branch office then reviews the care plan with the staff member(s) who will be providing the care and then dispatches the staff member(s) to begin rendering the care, usually the next day.

     The clerical staff at the branch office enters all of the information regarding the case into the local area computer network of the branch office, which then generates the work schedule for the staff member(s), which provides a detailed description of the services to be rendered, the hours and number of days during which the care is to be provided. All of this information is spontaneously received by the Company's principal office by way of the wide area computer network linking the principal office to each of the branch offices. This information is then processed by the principal office computer system on a weekly basis to generate the documentation of the services being provided. Such documentation is then used to generate the billing for the service as well as process the payroll for the staff member(s) providing the service.

   Referral Sources

     The Company obtains patients primarily through referrals from hospitals, community-based health care institutions and social service agencies. Referrals from these sources accounted for substantially all of the Company's net revenues in 1995. The Company generally conducts business with most of its institutional referral sources, including those referred to below, under one-year contracts which fix the rates and terms of all future referrals but do not require that any referrals be made. Under these contracts, the referral sources refer patients to the Company and the Company bills the referral sources for services provided to patients. These contracts also generally designate the kinds of services to be provided by the Company's employees, liability insurance requirements, billing and recordkeeping responsibilities, complaint procedures, compliance with applicable laws, and rates for employee hours or days depending on the services to be provided. A total of 52 such contracts were in effect as of November 1, 1996.

     One or more referring institutions have accounted for more than 5% of the Company's net revenues during the Company's last two fiscal years, as set forth in the following table:


                                                    Percentage of Net Revenues
                                                    --------------------------
Referring Institution                                   1994          1995
---------------------                                 -------        -------
County Departments of Social Services(1)...........     27.7%         26.8%
Beth Abraham Health Services.......................     13.4%         12.5%
Kingsbridge Medical Center.........................      6.9%          6.1%
Mt. Sinai Medical Center(2)........................      --            6.0%
Methodist Medical Center...........................      3.1%          5.1%
Center for Nursing.................................      5.6%          4.6%
Franklin Medical Center............................      6.4%          3.1%


----------

     (1) The various county departments of social services are funded by the New York State Department of Health which, as of October 1, 1996, assumed the responsibility for the overall administration of Medicaid programs in New York formerly administered by the New York Department of Social Services.

     (2)  The Mount Sinai Medical Center contract was established in March 1995.


     Overall, the Company's ten largest referring institutions accounted for approximately 75% of net revenues for 1995, 76% of net revenues for 1994 and 69% for the first nine months of 1996.


   Billing and Collection

     The Company screens each new case to determine whether adequate reimbursement will be available and has developed substantial expertise in processing claims. The Company makes a concerted effort to provide complete and accurate claims data to the relevant payor sources in order to accelerate the collectibility of its accounts receivable. For the years ended December 31, 1994 and 1995, the Company's days' sales outstanding, which are measured from the date services are performed, were 153 days and 130 days, respectively. For the nine months ended September 30, 1995 and September 30, 1996, the Company's DSOs were 109 days and 62 days, respectively. As a result of the Receivable Sale Agreement, the amount of receivables outstanding as at September 30, 1996 decreased 34.1% to $2,256,000 as compared to $3,421,000 at September 30, 1995. For the first three quarters of 1995 and 1996, the Company's DSOs were 109 and 62 days, respectively. The reduction of approximately 43% in DSOs during the first three quarters of 1996 is principally the result of the Company having received the purchase price of

$3,150,000 pursuant to the Receivables Sale Agreement and is therefore not indicative of any trend. Certain accounts receivable are outstanding for more than 90 days, particularly where the agreement provides for payment terms of 90 days or more, the services relate to new patients, or existing patients receive additional services requiring medical review. The DSOs may increase in subsequent periods due to the accounts receivable increasing to levels comparable to those prevailing before the Receivable Sale Agreement was executed. There can therefore be no assurance that the Company's DSO will not increase in subsequent fiscal periods.

     The Company licenses the Dataline Home Care System, a computerized payroll system designed to produce invoices for services rendered as a by-product of employee compensation. Automated schedules and staffing requirements are maintained in the Company's offices, with the ability to enter all relevant patient and employee demographic information. The payroll is processed weekly at the Company's principal office in Brooklyn. This office is responsible for the processing of data, ensuring the availability of all required billing documentation and its accuracy, and the printing and distributing of payments.

     Once payroll processing is completed, the Company's computer system generates the resulting invoices automatically. The necessary documentation is attached to all invoices that are mailed to clients.

     Management reviews reports for all phases of the billing process and prepares reconciliations for the purpose of ensuring accuracy and maintenance of controls. When errors are found, new processes are developed, as appropriate, to ensure and improve the quality and accuracy of the billing process and responsiveness to clients' needs and requirements.

     Accounts receivable reports are produced weekly and are analyzed and reviewed by staff and management to locate negative trends or emerging problems which would require immediate attention. All unpaid invoices are reviewed and telephone contacts established for invoices over 90 days old. The Company's experience with collection of accounts receivable has been quite favorable, with uncollectible accounts remaining negligible.

     Private patients are required to pay the one week fee for their service in advance, as a deposit for services to be provided. For patients with insurance covering home health services, the Company accepts assignment of the insurance and submits claims if the carrier first verifies coverage and eligibility. Payments from private patients are required to be made weekly, as invoices are submitted and, if unpaid over three weeks, result in follow-up telephone calls to ensure prompt payment. Requests for terms from private patients are generally honored and payment arrangements structured based on the patient's financial resources and ability to pay. Unresponsive accounts are referred to outside collection agencies.

   Reimbursement


     The Company is reimbursed for its services, primarily by referring institutions, such as health care institutions and social service agencies, which in turn receive their reimbursement from Medicaid, Medicare and, to a much lesser extent, through direct payments by insurance companies and private payors. New York State Medicaid programs constitute the Company's largest reimbursement source, when including both direct Medicaid reimbursement and indirect Medicaid payments through many of the Company's referring institutions. For 1994 and 1995, payments from referring institutions which receive direct payments from Medicare and New York State Medicaid, together with direct reimbursement to the Company from New York State Medicaid, accounted for approximately 89% and 92%, respectively, of net revenues. For the same periods, a significant number of referring institutions (which are primarily private not-for-profit organizations) with home health care programs that the Company believes are reimbursed to varying extents by New York State Medicaid accounted for approximately 72% and 73%, respectively, of net revenues. Direct reimbursements from private insurers, prepaid health plans, patients and other private sources accounted for approximately 11% and 8%, respectively, of net revenues for the calendar years 1994 and 1995.


     The New York State Department of Health, in conjunction with local Departments of Social Services, promulgates annual reimbursement rates for patients covered by Medicaid. These rates are generally established on a county-by-county basis, using a complex reimbursement formula applied to cost reports filed by providers. The Company has filed all required annual cost reports for each of its offices which provide services to Medicaid recipients. Generally, the first report filed (called a "budgeted" report) uses projections to develop the current year's reimbursement rate, subject to retroactive recapture of any monies paid by local Departments of Social Services for budgeted expenses which are greater than the actual expenses incurred. The Company's expenses have always equaled or exceeded the budgeted amounts.

     Third party payors, including Medicaid, Medicare and private insurers, have taken extensive steps to contain or reduce the costs of health care. These steps include reduced reimbursement rates, increased utilization review of services, negotiated prospective or discounted pricing and adoption of a competitive bid approach to service contracts. Home health care, which is generally less costly to third party payors than hospital-based care, has benefited from many of these cost containment measures.

     The New York State Department of Health issues Certificates of Need for Certified Home Health Agencies ("CHHA's"), which provide post-acute home care services for people who have just been discharged from a hospital but are not yet fully recovered, and Long-Term Home Health Care Programs ("LTHHCP's"), also known as the "Nursing Home Without Walls," which is intended to provide elderly people with an alternative for long-term care other than by entering a nursing home at less than the cost of nursing home care. The Company negotiates its contracts with CHHA's and LTHHCP's on the basis of services to be provided, in connection with contracts either currently in effect with the Company or with other agencies. Prevailing market conditions are such that, despite escalating operating expenses, reduced contract rates are regularly "demanded" as a result of internal budget restraints and reductions mandated by managed care contracts between the Company's clients and HMO's and other third party administrators. While management anticipates that this trend is likely to continue for the foreseeable future, it does not expect the impact on the Company to be significant, since its rates are competitive and, therefore, are expected to be subject to only minor reductions. However, as expenditures in the home health care market continue to grow, initiatives aimed at reducing the costs of health care delivery at non-hospital sites are increasing. A significant change in coverage or a reduction in payment rates by third party payors, particularly New York State Medicaid, would have a material adverse effect upon the Company's business.

Quality Assurance

     The Company has established a quality assurance program to ensure that its service standards are implemented and that the objectives of those standards are met. The Company believes that it has developed and implemented service standards that comply with or exceed the service standards required by JCAHO. The Company received "Accreditation with Commendation" from JCAHO after its initial, and only, review in 1994. In February 1996, the Company was selected by the University of Colorado Health Sciences Center as one of only 22 home health care agencies participating in a two to three year study known as the New York State Outcome-Based Quality Improvement in Home Care Demonstration project being funded by the New York State Department of Health, by reason of the Company's commitment to both quality assurance and improvement. The Company believes that its reputation for quality patient care has been and will continue to be a significant factor in its success. An adverse determination by JCAHO regarding the Company on any branch office could adversely affect the Company's reputation and competitive position.

     The Company's quality assurance program includes the following:

     Quality Advisory Boards. The Company maintains two Quality Advisory Boards, one for its northern group of branch offices and the other for the southern offices. Each Quality Advisory Board consists of a physician, nursing professionals and representatives of branch management. The Quality Advisory Boards identify problems and suggest ways to improve patient care based on internal quality compliance audits and clinical and personnel record reviews.

     Internal Quality Compliance Review Process. Periodic internal reviews are conducted by the Company's management to ensure compliance with the documentation and operating procedures required by state law, JCAHO standards and internal standards. Written reports are forwarded to branch managers. The Company believes that the internal review process is an effective management tool for branch managers.

     Case Conferences. Staff professionals regularly hold case conferences to review problem and high risk cases, the physician's plan of treatment and Company services provided for such cases in order to ensure appropriate, safe patient care and to evaluate patient progress and plans for future care.

     Clinical Record Review. Clinical record review is the periodic evaluation of the documentation in patient clinical records. In this review process, the Company evaluates the performance of the nursing services staff to ensure that professional and patient care policies are followed in providing appropriate care and that the needs of patients are being met. Clinical record review findings are documented and reviewed by the applicable Quality Advisory Board for recommendations.

Sales and Marketing

     The Company's executive officers, Jerry Braun and Jacob Rosenberg, are principally responsible for the marketing of the Company's services. Each branch office director is also responsible for sales activities in the branch office's local market area. The Company attempts to cultivate strong, long-term relationships with referral sources through high quality service and education of local health care personnel about the appropriate role of home health care in the clinical management of patients.

Government Regulation

     The federal government and the State of New York, where the Company currently operates, regulate various aspects of the Company's business. Changes in the law or new interpretations of existing laws can have a material effect on permissible activities of the Company, the relative costs associated with doing business and the amount of reimbursement by government and other third-party payors.

     The Company is licensed by New York State as a home care services agency. The State requires approval by the New York State Public Health Council ("Council") of any change in "the controlling person" of an operator of a licensed home care services agency ( a "LHCSA"). Control of an entity is presumed to exist if any person owns, controls or holds the power to vote 10% or more of the voting securities of the LHCSA. A person seeking approval as a controlling person of a LHCSA, or of an entity that is the operator of a LHCSA, must file an application for Council approval within 30 days of becoming a controlling person and, pending a decision by the Council, such person may not exercise control of the LHCSA. If any person should become the owner or holder, or acquire control of or the right to vote 10% or more of the issued and outstanding Common Stock of the Company, such person could not exercise control of the Company's LHCSA until an application for approval of such ownership, control or holding has been submitted to the Council and approved. In the event such an application is not approved, such owner or holder may be required to reduce their ownership or holding to less than 10% of the Company's issued and outstanding Common Stock.

     The Company is also subject to federal and state laws prohibiting payments for patient referrals and regulating reimbursement procedures and practices under Medicare, Medicaid and state programs. The federal Medicare and Medicaid legislation contains anti-kickback provisions which prohibit any remuneration in return for the referral of Medicare and Medicaid patients. Courts have, to date, interpreted these anti-kickbacks laws to apply to a broad range of financial relationships. Violations of these provisions may result in civil and criminal penalties, including fines of up to $15,000 for each separate service billed to Medicare in violation of the anti-kickback provisions, exclusion from participation in the Medicare and state health programs such as Medicaid and imprisonment for up to five years.

     The Company's healthcare operations potentially subject it to the Medicare and Medicaid anti-kickback provisions of the Social Security Act. These provisions are broadly worded and often vague, and the future interpretation of these provisions and their applicability to the Company's operations cannot be fully predicted with certainty. There can be no assurance that the Company will be able to arrange its acquisitions or business relationships so as to comply with these laws or that the Company's present or future operations will not be accused of violating, or be determined to have violated, such provisions. Any such result could have a material adverse effect on the Company.

     Various Federal and state laws regulate the relationship among providers of healthcare services, including employment or service contracts, and investment relationships. These laws include the broadly worded fraud and abuse provisions of the Social Security Act that are applicable to the Medicare and Medicaid programs, which prohibit various transactions involving Medicare or Medicaid covered patients or services. Among other things, these provisions restrict referrals for certain designated health services by physicians to entities with which the physician or the physician's immediate family member has a "financial relationship" and the receipt of remuneration by anyone in return for, or to induce, the referral of a patient for treatment or purchasing or leasing equipment or services that are paid for, in whole or in part, by Medicare or Medicaid. Violations of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicare and Medicaid programs. The future interpretation of these provisions and their applicability to the Company's operations cannot be fully predicted with certainty.

     In May 1991, the United States Department of Health and Human Services adopted regulations creating certain "safe harbors" from federal criminal and civil penalties by identifying certain types of joint venture and management arrangements that would not be treated as violating the federal anti-kickback laws relating to referrals of patients for services paid by the Medicare and Medicaid programs. It is not possible to accurately predict the ultimate impact of these regulations on the Company's business.

     New York and other states also have statutes and regulations prohibiting payments for patient referrals and other types of financial arrangements with health care providers which, while similar in many respects to the federal legislation, vary from state to state, are often vague and have infrequently been interpreted by courts or regulatory agencies. Sanctions for violation of these state restrictions may include loss of licensure and civil and criminal penalties. In addition, the professional conduct of physicians is regulated under state law. Under New York law, it is unprofessional conduct for a physician to receive, directly or indirectly, any fee or other consideration for the referral of a patient. Finally, under New York law, a physician with a financial interest in a health care provider must disclose such information to the patients and advise them of alternative providers.

     The Company believes that the foregoing arrangements in particular and its operations in general comply in all material respects with applicable federal and state laws relating to anti-kickbacks, and that it will be able to arrange its future business relationships so as to comply with the fraud and abuse provisions.

     Management believes that the trend of federal and state legislation is to subject the home health care and nursing services industry to greater regulation, particularly in connection with third-party reimbursement and arrangements designed to induce or encourage the referral of patients to a particular provider of medical services. The Company is attempting to be responsive to such regulatory climate. However, the Company is unable to accurately predict the effect, if any, of such regulations or increased enforcement activities on the Company's future results of operations.

     In addition, the Company is subject to laws and regulations which relate to business corporations in general, including antitrust laws, occupational health and safety laws and environmental laws (which relate, among other things, to the disposal, transportation and handling of hazardous and infectious wastes). None of these laws and regulations have had a material adverse effect on the Company's business or competitive position or required material expenditures on the part of the Company, although no assurance can be given that such will continue to be the case in the future.

     The Company is unable to accurately predict what additional legislation, if any, may be enacted in the future relating to the Company's business or the health care industry, including third-party reimbursement, or what effect any such legislation may have on the Company.

     The Company has never been denied any license it has sought to obtain. The Company believes that its operations are in material compliance with all state and federal regulations and licensing requirements.

Competition

     The home health care market is highly fragmented, and significant competitors are often localized in particular geographical markets. The Company's largest competitors include U.S. Home Care, Inc., Star Multicare, Inc., TransWorld Home Health Care, Inc., Patient Care, Inc., Plaza Nurses Agency, Inc. and Personal Touch Home Care Services, Inc. The home health care business is marked by low entry costs. The Company believes that, given the increasing level of demand for nursing services, significant additional competition can be expected to develop in the future. Some of the companies with which the Company presently competes in home health care have substantially greater financial and human resources than the Company. The Company also competes with many other small temporary medical staffing agencies.

     The home infusion therapy market is highly competitive, and the Company expects that the competition will intensify. As the Company seeks to expand its provision of infusion therapy services, it will compete with a large number of companies and programs in the areas in which its facilities are located. Many of these are local operations servicing a single area; however, there are a number of large national and regional companies, including Olsten Kimberly QualityCare, Inc., Coram Health Care Corp., Staff Builders, Inc. and Interim Personnel, Inc. In addition, certain hospitals, clinics and physicians, who traditionally may have been referral sources for the Company, have entered or may enter the market with local programs.

     The Company believes that the principal competitive factors in its industry are quality of care, including responsiveness of services and quality of professional personnel; breadth of therapies and nursing services offered; successful referrals from referring government agencies, hospitals and health maintenance organizations; general reputation with physicians, other referral sources and potential patients; and price. The Company believes that its competitive strengths have been the quality, responsiveness, flexibility and breadth of services and staff it offers, and to some extent price competition, as well as its reputation with physicians, referral sources and patients.

     The United States health care industry generally faces a shortage of qualified personnel. Accordingly, the Company experiences intense competition from other companies in recruiting qualified health care personnel for its home health care operations. The Company's success to date has depended, to a significant degree, on its ability to recruit and retain qualified health care personnel. Most of the registered and licensed nurses and health care paraprofessionals who are employed by the Company are also registered with, and may accept placements from time to time through, competitors of the Company. The Company believes it is able to compete successfully for nursing and paraprofessional personnel by aggressive recruitment through newspaper advertisements, flexible work schedules and competitive compensation arrangements. There can be no assurance, however, that the Company will be able to continue to attract and retain qualified personnel. The inability to either attract or retain such qualified personnel would have a material adverse effect on the Company's business.

Insurance Coverage

     The Company maintains a policy of insurance covering the acts and omissions of its health care personnel. This policy, which is renewable by the carrier at the beginning of each policy year, provides coverage of $3 million in the aggregate or $1 million per occurrence for each policy year. The Company also maintains umbrella insurance which provides an addition $5 million in coverage. The Company believes that the insurance coverage which it maintains is customary in the home health care and infusion therapy industry. However, there can be no assurance that such insurance will be adequate to cover the Company's liabilities or that the Company will be able to continue its present insurance coverage on satisfactory terms, if at all. A successful claim against the Company in excess of, or not covered by, the Company's insurance coverage could have a material adverse effect on the Company's business and financial condition. Claims against the Company, regardless of their merit or eventual outcome could also have a material adverse effect on the Company's reputation and business.

Employees

     At September 30, 1996, the Company had 607 employees, of whom 46 are salaried, including three executive officers, one director of operations, five branch managers, five directors of nursing, one director of maternal/child health, one director of patient services, one director of business development, six accounting/clerical staff and 23 field staff supervisors. The remaining 561 employees are paid on an hourly basis and consist of professional and paraprofessional employees. None of the Company's employees are compensated on an independent contractor basis. The Company believes that its employee relations are good. None of the Company's employees is represented by a labor union.

Litigation

     To the knowledge of the Company, there are no material legal proceedings pending or threatened against the Company, other than legal proceedings pending in the ordinary course of business which are fully covered by insurance.

Properties


     The Company's principal place of business is a one-story commercial building of approximately 6,000 square feet located at 1850 McDonald Avenue, Brooklyn, New York 11223, which is leased from an unaffiliated person. The lease is for a period ending March 31, 2000 and is subject to a renewal option for five years in favor of the Company. The rent is $5,200 per month and is subject to annual increases, beginning April 1, 1997, equal to 4% of the total prior year's monthly rent and all increases in real estate taxes for the original and renewal terms. The Company sublets approximately 2,500 square feet to an unaffiliated third party for a period and with a renewal option the same as that in the Company's lease. The rent is $2,860 per month and is subject to annual increases beginning June 1, 1997 equal to 4% of the total prior years monthly rent and 30% of all increases in real estate taxes for the original and renewal term.

     The Company acquired the lease and sublease from an unaffiliated person pursuant to an agreement dated October 8, 1996 in consideration for $90,000.

     The table below sets forth certain information with respect to each of the Company's existing branch office locations, all of which are leased from non-affiliated lessors. The Company intends to use a portion of the proceeds of this offering to upgrade its existing branch office facilities and its computer management systems. See "Use of Proceeds."


                                                                                         Lease Terms
                                                                 Approx.        ----------------------------
                                               Opening           Square         Expiration          Annual
              Location                          Date             Footage           Date            Rental(1)
              --------                         ------            -------        ----------         --------

Kings County (2)
Branch Office
1667 Flatbush Avenue
Brooklyn, NY 11210..........................    11/95             2,000           10/31/00          $37,800


Nassau County
Branch Office
175 Fulton Avenue
Hempstead, NY 11550.........................     9/93             1,600           10/31/98          $20,187


Westchester County
Branch Office
6 Gramatan Avenue
Mt. Vernon, NY 10550........................    12/96             2,000           12/31/01          $25,200


Rockland County
Branch Office
49 South Main Street
Spring Valley, NY 10977.....................    10/94             1,500            9/30/98          $16,200

Orange County
Branch Office
45 Grand Street
Newburgh, NY 11250..........................     9/92             1,500            8/31/97          $12,000

Queens Recruitment and
Training Office
91-31 Queens Blvd.
Elmhurst, NY 11373..........................    10/95               750            9/30/97          $17,400

--------
(1) The leases provide for additional rentals based upon increases in real estate taxes and other cost escalations.


(2) The Company's Kings County Branch office occupies two of the three floors of a commercial building owned by 1667 Flatbush Avenue, LLC, a New York limited liability company owned by the Company's current stockholders. See "Certain Transactions." The lease is subject to a renewal option for five years in favor of the Company. The rent is subject to annual increases, beginning November 1, 1997, equal to 5% ofthe total prior year's monthly rent for the original term and all renewal terms of the lease.

                                   MANAGEMENT

Executive Officers and Directors

     The executive officers and directors of the Company are as follows:


                      Name                         Age                   Position
                      ----                         ---                    ------
         Jerry Braun........................  39  President, Chief Executive Officer and Director
         Jacob Rosenberg....................  39  Vice President, Chief Operating Officer, Secretary and Director
         Gilbert Barnett....................  51  Chief Financial Officer and Chief Accounting Officer
         Samson Soroka......................  40  Director
         Hirsch Chitrik.....................  68  Director
         Sid Borenstein.....................  42  Director

     Jerry Braun has been the President, Chief Executive Officer and Chief Operating Officer of the Company since its inception in 1983.

     Jacob Rosenberg has been Secretary and a Director since the Company's inception in 1983, and Vice President and Chief Operating Officer since February 1995.

     Gilbert Barnett has been the Chief Accounting Officer and Chief Financial Officer of the Company since April 1995. From 1989 to 1995, he was Director of Finance for the Mt. Sinai Medical Center in New York, where he was responsible for the Patient Accounting Department. From 1981 to 1988, Mr. Barnett was the President of Grand Graham Medical Center, a shared health facility located in Brooklyn, New York. In 1981, he was the treasurer of Accredited Care, Inc., a licensed home care company in White Plains, New York. Mr. Barnett is a Certified Public Accountant, a Fellow of the Health Care Financial Management Association and a Certified Manager of Patient Accounts.

     Samson Soroka has been a Director of the Company since its inception in 1983. From 1988 to February 1995, Mr. Soroka was employed by the Company as its Chief Financial Officer. Since then, Mr. Soroka has been employed as an independent consultant. Mr. Soroka is a graduate of Brooklyn College of the City University of New York (BS, Accounting and Computer Science, 1979).

     Hirsch Chitrik has been a Director of the Company since May 1995. For more than the last five years, Mr. Chitrik has been the President of Citra Trading Corporation, a privately-held company in New York engaged in the jewelry business.

     Sid Borenstein has been a Director of the Company since May 1995. For more than the last five years, Mr. Borenstein, a Certified Public Accountant, has been a General Partner in Sid Borenstein & Co., CPAs, in Brooklyn, New York.

     There are no committees of the Board of Directors. Directors hold their offices until the next annual meeting of the stockholders and thereafter until their successors have been duly elected and qualified. Executive officers are elected by the Board of Directors on an annual basis and serve at the direction of the Board. All of the executive officers devote approximately 90% of their time to the business affairs of the Company. See "Certain Transactions." The Company intends to appoint a Compensation Committee after the completion of this offering.

Employment Agreements

     On March 26, 1996, the Company entered into employment agreements with Jerry Braun and Jacob Rosenberg, each of which is for a term ending December 31, 1999. On August 27, 1996, the Company entered into an employment agreement with Gilbert Barnett, its Chief Financial and Accounting Officer, with a term ending July 30, 1999.

     Mr. Braun's agreement provides that he will serve as President and Chief Executive Officer in consideration of (i) initial annual compensation of
$175,000; (ii) reimbursement of authorized business expenses incurred in connection with the conduct of the Company's business; (iii) participation in the Company's 401(k) Plan and stock option plan; (iv) an automobile reimbursement allowance of $500 per month toward automobile leasing cost and reimbursement of automobile insurance cost; (v) an allowance of $3,500 per year towards the cost of $500,000 of term life insurance, and disability insurance;
(vi) four weeks paid vacation; and (vii) annual increase in salary of 10% for each year. He is required to devote a majority of his business time to the Company's affairs and is permitted to devote a limited amount of his business time to the affairs of Heart to Heart, provided those activities do not compete with the Company's business. See "Certain Transactions."

     Mr. Rosenberg's agreement has the same general terms and conditions as Mr. Braun's, except that he will serve as Chief Operating Officer, and the annual compensation is $140,000.

     Mr. Barnett's agreement provides that he will serve as Chief Financial Officer in consideration of (i) initial annual compensation of $80,000; (ii) reimbursement of authorized business expenses incurred in connection with the conduct of the Company's business; (iii) participation in the Company's 401(k) Plan; (iv) a reimbursement allowance of $1,000 per year toward professional dues and continuing professional education; and (v) up to three weeks paid vacation. He is required to devote his entire business time to the Company's affairs.

     Mr. Braun, Mr. Rosenberg and Mr. Barnett also participate, together with all employees of the Company, in a bonus plan pursuant to which 10% of the Company's annual pre-tax net income is contributed to the bonus pool which is distributed to such persons and in such amounts as decided upon by the Company's Compensation Committee.

Executive Compensation

                           Summary Compensation Table

     The following table sets forth, for the year ended December 31, 1995, the cash compensation paid by the Company, as well as certain other compensation paid with respect to those years, to its President, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (the "Named Executives") in all capacities in which they served.

                                                            Annual Compensation
                                                           ---------------------        Other Annual
                 Name and Principal Position                Year        Salary          Compensation
                 ---------------------------                ----        ------           ----------
         Jerry Braun
         President and Chief Executive Officer .........    1995        $116,177          $16,699(1)

         Jacob Rosenberg
         Chief Operating Officer .......................    1995        $100,096          $17,885(2)

         Gilbert Barnett(3)
         Chief Financial Officer .......................    1995        $ 57,692            $ 851

----------
(1)  Includes  $8,817  of  medical  insurance  premiums  paid on  behalf of such
     individual  and  $7,882  for  automobile  and   automobile-related   costs,
     including insurance, incurred on behalf of such individual.

(2)  Includes  $8,817  of  medical  insurance  premiums  paid on  behalf of such
     individual  and  $9,068  for  automobile  and   automobile-related   costs,
     including insurance, incurred on behalf of such individual.

(3)  Mr. Barnett joined the Company in April 1995.

Directors Compensation

     The Company currently reimburses each non-employee director for their expenses in connection with attending meetings.

Savings and Stock Option Plans

   401(k) Plan

     The Company maintains an Internal Revenue Code Section 401(k) salary deferral savings plan (the "Plan") for all of its eligible employees who have been employed for at least one year and are at least 21 years old (effective July 1, 1996, field staff employees at the Company's Orange County branch office, in Newburgh, New York, ceased being eligible to participate in the
Plan). Subject to certain limitations, the Plan allows participants to voluntarily contribute up to 15% of their pay on a pre-tax basis. Under the Plan, the Company may make matching contributions on behalf of the pre-tax contributions made by participants. For 1995 and for the first half of 1996, the Company contributed 50% of each dollar contributed to the Plan by participants up to a maximum of 6% of the participant's salary. All participants are fully vested in their accounts in the Plan with respect to their salary deferral contributions and are vested in Company matching contributions at the rate of 20% per year for two years through four years of service, with 100% vesting after five years of service. However, participants who are first hired after

     December 31, 1994 will not be vested in the Company matching contributions until the completion of five years service, when they become 100% vested. The Company has agreeed with the Underwriter that no discretionary contributions to the Plan may be made for officers or stockholders of the Company.


   Stock Option Plan


     In March 1996, the Company's Board of Directors and stockholders approved and adopted the New York Health Care, Inc. Performance Incentive Plan (the "Option Plan"). Under the terms of the Option Plan, options to purchase up to 262,500 shares of Common Stock may be granted to key employees of the Company. To date, no options have been granted under the Plan. Moreover, the Company's Board of Directors has approved a resolution which proposes to provide for an increase in the number of shares of Common Stock available for options under the Option Plan equal to an additional 262,500 shares for each of two additional years, subject to approval by the Company's shareholders at the first annual meeting of shareholders which is held after the completion of this offering. The Option Plan is to be administered by a Compensation Committee to be appointed by the Board of Directors (the "Committee"), which is authorized to grant incentive stock options and non-qualified stock options to selected employees of the Company and to determine the participants, the number of options to be granted and other terms and provisions of each option.


     The exercise price of any incentive stock option or nonqualified option granted under the Option Plan may not be less than 100% of the fair market value of the shares of Common Stock of the Company at the time of the grant. In the case of incentive stock options granted to holders of more than 10% of the voting power of the Company, the exercise price may not be less than 110% of the fair market value.

     Under the terms of the Option Plan, the aggregate fair market value (determined at the time of grant) of shares issuable to any one recipient upon exercise of incentive stock options exercisable for the first time during any one calendar year may not exceed $100,000. Options granted under the Option Plan become exercisable in whole or in part from time to time as determined by the Committee, but in no event may a stock option granted in conjunction therewith be exercisable prior to the expiration of six months from the date of grant, unless the grantee dies or becomes disabled prior thereto. Stock options granted under the Option Plan have a maximum term of 10 years from the date of grant, except that with respect to incentive stock options granted to an employee who, at the time of the grant, is a holder of more than 10% of the voting power of the Company, the stock option shall expire not more than five years from the date of the grant. The option price must be paid in full on the date of exercise and is payable in cash or in shares of Common Stock having a fair market value on the date the option is exercised equal to the option price.

     If a grantee's employment by, or provision of services to, the Company shall be terminated, the Committee may, in its discretion, permit the exercise of stock options for a period not to exceed one year following such termination of employment with respect to incentive stock options and for a period not to extend beyond the expiration date with respect to non-qualified options, except that no incentive stock option may be exercised after three months following the grantee's termination of employment, unless it is due to death or permanent disability, in which case they may be exercised for a period of up to one year following such termination.



     The Underwriting Agreement between the Company and the Underwriter provides that for a period of three years from the effective date of this Prospectus, the Company will not adopt, propose to adopt or otherwise permit to exist any employee, officer, director or compensation plan or arrangement permitting the grant, issue or sale of any shares of Common Stock or other securities of the Company in an amount greater than 262,500 shares, other than the proposed increase in the Option Plan described above. The Underwriting Agreement also provides that, (i) for the three year period commencing on the effective date of this Prospectus, the exercise price for any option granted pursuant to the Option Plan or otherwise during such period cannot be less than the greater of the fair market value per share of the Common Stock on the date of grant or $4.00 per share and (ii) if the Company's shareholders approve an increase of an additional 262,500 shares for each of two additional years, then any option granted in the three years following such an increase will have an exercise price no lower than the greater of the fair market value per share of the Common Stock upon the date of the option grant or $4.00 per share.


     Other than a stock option which has been issued outside of the Option Plan to Jerry Braun for 93,750 shares of the Company's Common Stock at an exercise price of $3.00 per share, the Company has not issued any options under the Option Plan, or otherwise, as of the date of this Prospectus. The Company does not have any other existing stock option or other deferred compensation plans, but may adopt such plans in the future. However, the Company has agreed with the Underwriter not to adopt any other stock option or deferred compensation plans during the three-year period commencing on the effective date of this Prospectus without the written consent of the Underwriter.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding shares of the Common Stock beneficially owned as of the date of this Prospectus by (i) each person, known to the Company, who beneficially owns more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executives and (iv) all officers and directors as a group:

                                                                                  Percentage(1)
                                                              Shares         -----------------------
               Name and Address of                         Beneficially      Prior to        After
                Beneficial Owner                             Owned(1)        Offering       Offering
                 --------------                              --------        --------       --------


         Jerry Braun(2) ................................     1,031,248        39.76%         26.83%
         929 East 28th Street
         Brooklyn, NY 11210

         Jacob Rosenberg ...............................       468,751        18.75%         13.30%
         932 East 29th Street
         Brooklyn, NY 11210

         Samson Soroka .................................       468,751        18.75%         13.30%
         1228 East 22nd Street
         Brooklyn, NY 11210

         Hirsch Chitrik ................................       500,000        20.00%         13.33%
         1401 President Street
         Brooklyn, NY 11213

         Sid Borenstein    .............................       125,000         5.00%          3.33%
         1246 East 10th Street
         Brooklyn, NY 11230


         All officers and directors
           as a group (5 persons)(1)(2).................     2,593,750       100.00%         69.17%



(1) The shares of Common Stock owned by each person or by the group, and the shares included in the total number of shares of Common Stock outstanding, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) Includes 93,750 shares of Common Stock issuable upon the exercise of a stock option granted to Mr. Braun at an exercise price of $3.00 per share. See "Management" and "Certain Transactions."

                              CERTAIN TRANSACTIONS

     The Company operated as an S Corporation prior to this offering and has paid out a substantial portion of its earnings to the current stockholders. These distributions aggregated $100,230 and $840,302 for the years ended
December 31, 1994 and 1995, respectively, and $3,225,431 for the nine months ended September 30, 1996. See "Former S Corporation Tax Treatment," "Capitalization" and Notes 1, 2 and 4 to the Financial Statements.

     The Company's directors are the sole stockholders of a New Jersey corporation named Heart to Heart Health Care Services, Inc. ("Heart to Heart"), with offices located at 7 Glenwood Avenue, East Orange, New Jersey 07017. Heart to Heart, which began its operations in 1995, engages in the home health care business in northern New Jersey, but not in the State of New York, and had net revenues of $288,948 in the year ended December 31, 1995. Since its inception, Heart to Heart has utilized Company personnel for its administrative functions regarding payroll, benefits management and data processing. The Company and Heart to Heart have entered into a Service Agreement, pursuant to which the Company will provide administrative services relating to payroll, benefits management and data processing for a term of 18 months ending June 30, 1997 for which the Company will be reimbursed for all expenses attributable to such operations, presently totalling approximately $15,000 per year. The Company is not a guarantor of any obligations of Heart to Heart, nor is it engaged in any business or financing transactions with Heart to Heart, other than as described herein.

     On February 13, 1995, Samson Soroka resigned as Chief Financial Officer of the Company. Mr. Soroka entered into a Settlement Agreement and General Release with the Company on September 28, 1995 (the "Settlement Agreement"), pursuant to which the Company agreed to pay his base salary of $85,000 per year through August 13, 1995 and continue his medical insurance coverage through February 13, 1996. In addition, the Company agreed to advance to Mr. Soroka, without interest, the sum of $25,000 against the cash distributions payable to the Company's current stockholders and loaned to Mr. Soroka the sum of $125,000, bearing interest at the same rate charged to the Company under its credit lines. Mr. Soroka has since repaid his loan, together with accrued interest. Mr. Soroka agreed to keep confidential all commercial, financial or technical information concerning the Company which he learned during his employment. The Company and Mr. Soroka also entered into mutual releases of all claims which they might have had against each other.

     On May 8, 1995, Jerry Braun, Jacob Rosenberg and Samson Soroka contributed back to the Company an aggregate of 625,000 shares of Common Stock and the Company issued 500,000 shares of its Common Stock to Hirsch Chitrik and 125,000 shares of Common Stock to Sid Borenstein in consideration for their having obtained a bank line of credit for the Company of not less than $800,000 at an interest rate no greater than 2% over the prime rate of Citibank N.A. The credit line was obtained in 1988 pursuant to a March 31, 1988 agreement between Jerry Braun, Jacob Rosenberg, Samson Soroka, Hirsch Chitrik, Sid Borenstein and the Company, in which they subscribed to purchase shares of Common Stock, subject to New York State Department of Health and Public Health Council approval (which was granted on March 24, 1995), and which provided to Messrs. Chitrik and Borenstein non-voting equity distributions of 20% and 5%, respectively.


     On November 1, 1995, the Company transferred the land and building located at 1667 Flatbush Avenue, Brooklyn, New York, which houses its Kings County Branch office, to 1667 Flatbush. This transfer, which relieved the Company of a first mortgage obligation aggregating $146,250, was a non-cash distribution to the current stockholders of S Corporation earnings in the aggregate sum of $144,927. The Company leases its Kings County Branch office from 1667 Flatbush until October 31, 2000 for $3,150 per month in rent, which is subject to annual increases beginning November 1, 1997 equal to 5% of the prior year's monthly rent. Management believes that the terms of the lease are no less favorable to the Company than could have been obtained from unaffiliated third parties. See "Former S Corporation Tax Treatment" and "Business _ Properties."

     On March 26, 1996, the Company issued a stock option to its President and Chief Executive Officer, Jerry Braun, for the purchase of 93,750 shares of the Company's Common Stock at an exercise price of $3.00 per share during the period ending March 31, 2001. See "Management -- Savings and Stock Option Plans."

     On March 26, 1996, the Company entered into employment agreements with Jerry Braun and Jacob Rosenberg. See "Management -- Employment Agreements."

     On July 8, 1996, the Company entered into the Receivables Sale Agreement with 1667 Flatbush pursuant to which 1667 Flatbush purchased $3,500,000 of the Company's accounts receivable for a purchase price of $3,150,000. The purchase price was represented by a negotiable promissory note which bore interest at the rate of 12% per annum and was payable $1,100,000 on August 1, 1996, $1,100,000 on September 1, 1996 and $950,000 at the earlier of October 1, 1996 or the date of this Prospectus. The note was collaterized by a lien on the accounts receivable purchased from the Company and was personally guaranteed by each of the members of 1667 Flatbush. The note was paid in full on September 30, 1996. As a result of the Company's sale of accounts receivable for less than their face value, the Company recognized a net charge to its earnings during the third quarter ended September 30, 1996 in the amount of $217,070. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 14 to financial statements.

     The transactions described above involve actual or potential conflicts of interest between the Company and its officers or directors. In order to reduce the potential for conflicts of interest between the Company and its officers and directors, prior to entering into any transaction in which a potential material conflict of interest might exist, the Company's policy has been and will continue to be that the Company does not enter into transactions with officers, directors or other affiliates unless the terms of the transaction are at least as favorable to the Company as those which would have been obtainable from an unaffiliated source. As of the date of this Prospectus, the Company has no plans to enter into any additional transactions which involve actual or potential conflicts of interest between the Company and its officers or directors and will not enter into any such transactions in the future without first obtaining an independent opinion with regard to the fairness to the Company of the terms and conditions of any such transaction.

                            DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 12,500,000 shares of Common Stock, par value $.01 per share and 2,000,000 shares of Preferred Stock, par value $.01 per share. Prior to this offering, there were 2,500,000 shares of Common Stock issued and outstanding held by five holders of record.

Common Stock

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of Common Stock can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock, as such, having no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

Preferred Stock

     The Board of Directors of the Company is authorized to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidations preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. It would be possible for the Board of Directors to issue shares of such preferred stock in a manner which would make acquisition of control of the Company, other than as approved by the Board, exceedingly difficult.

     The Company currently has no plans to issue any shares of Preferred Stock.

Transfer Agent


     Continental Stock Transfer & Trust Company, New York, New York, is the transfer agent for the shares of Common Stock.



                         SHARES ELIGIBLE FOR FUTURE SALE



     Upon completion of this offering, there will be 2,500,000 shares of Common Stock outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. In general, under Rule 144, and providing the Company is current in all reports which are required to be filed by the Securities Exchange Act of 1934, a person (or persons whose shares are aggregated) who has satisfied a two-year holding period may, under certain circumstances, sell within any three-month period that number of shares which does not exceed the greater of one percent of the then outstanding shares or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. Under the provisions of Rule 144, 1,875,000 shares of such restricted securities may be sold immediately and 625,000 shares may be sold beginning in May, 1997. Holders of 100% of the Common Stock (including shares issuable in connection with pre-offering transactions and upon exercise of outstanding options) have agreed not to directly or indirectly sell any shares of Common Stock or any other securities of the Company owned by them for a period of two years from the date of this Prospectus without the prior written consent of the Underwriter.

     Subject to the terms and conditions set forth in the Underwriting Agreement, which is filed as an exhibit to the Registration Statement, the Underwriter has agreed to purchase, and the Company has agreed to sell the 1,250,000 shares of Common Stock offered hereby. The Underwriting Agreement provides that the Underwriter will be obligated to purchase all the Shares offered hereby on a "firm commitment" basis, if any are purchased.

     The Company has been advised by the Underwriter that it proposes to offer the Shares to the public initially at the offering price set forth on the cover page of this Prospectus; that the Underwriter may allow to selected dealers a concession of $.** per Share.

     The Company has granted to the Underwriter an over-allotment option to purchase up to 187,500 shares of Common Stock during the 45 day period commencing with the date of this Prospectus, solely to cover over-allotments in the sale of the Shares.

   The Underwriter has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

         The Underwriting Agreement provides that the Company will pay to the Underwriter a nonaccountable expense allowance of 3% of the gross proceeds of this offering, or $150,000 ($172,000 if the over-allotment option is exercised in full) of which $55,000 has been paid as of the date of this Prospectus. The Company also has agreed to pay all expenses in connection with qualifying the Shares offered hereby for sale under the laws of such states as the Underwriter may designate, including fees and expenses of counsel retained for such purposes, and other expenses in connection with the offering, estimated to total approximately $410,000.

     The Company has also agreed to sell to the Underwriter for nominal consideration the Underwriter's Warrants to purchase an aggregate of 125,000 shares of Common Stock. The Underwriter's Warrants are exercisable at a price equal to 120% of the initial offering price of the Shares offered hereby, for a period of four years commencing one year from the date of this Prospectus. The Underwriter's Warrants grant to the holder thereof certain "piggyback" registration rights for a period of seven years from the date of this Prospectus and demand registration rights for a period of five years from the date of this Prospectus with respect to the registration under the Securities Act of the securities issuable upon exercise of the Underwriter's Warrants. During the term of the Underwriter's Warrants, the holders are given the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. Moreover, the holders may exercise the Underwriter's Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriter's Warrants.

     Pursuant to the Underwriting Agreement, the Underwriter has been granted the right, for a period of three years after completion of the offering, to designate an individual to serve on the Company's Board of Directors or as an observer to the Board. The Underwriter has not advised the Company whether it will exercise such right or, if so, whether it will designate a director or an observer, or who it will designate.

     All of the Company's current stockholders, officers and directors have agreed not to sell their shares without the consent of the Underwriter for a period of 24 months. The Underwriting Agreement provides that, other than the issuance of options pursuant to the Option Plan the Company will not offer any shares of Common Stock, options to purchase Common Stock, warrants or any other equity or debt security within 12 months after the date of this Prospectus without the consent of the Underwriter. In addition, for a period of 24 months after the date of this Prospectus, the Company will not issue or sell any securities pursuant to Regulation S under the Securities Act without the prior written consent of the Underwriter.

     The Company, and its officers and directors, have agreed that the Underwriter shall have a right of first refusal for three years to manage, underwrite or purchase for its own account any securities to be sold by the Company, any subsidiary or successor of the Company or, subject to certain exceptions, by any officer or director of the Company. The Company has also agreed to pay the Underwriter a consulting fee of $72,000 for financial consulting services to be performed over a period of two years.

     The Company has also agreed that, for a period of 24 months after the closing date of this offering, if it participates in any merger, consolidation or other transaction which the Underwriter has brought to the Company, or for which the Company retains the Underwriter for consultation or other services in connection therewith (including an acquisition of assets or stock in which it pays for the acquisition, in whole or in part, with shares of the Common Stock or other securities), then it will pay for the Underwriter's services an amount based upon a percentage of the consideration paid in the transaction ranging from 5% of the first $3,000,000 to 2% of any consideration in excess of $5,000,000. There are no current plans, proposals, arrangements or understandings with the Underwriter with respect to any financing, merger, acquisition or other transaction.

     Prior to this offering, there has been no public market for any of the Companys securities. Accordingly, the initial public offering prices of the Securities was determined by negotiation between the Company and the Underwriter. Factors considered in determining such prices and terms, in addition to prevailing market conditions, included the history of and the prospects of the industry in which the Company intends to compete, an assessment of the Companys management, the prospects of the Company, its capital structure and such other factors as were deemed relevant.

     On July 16, 1996, the NASD issued a notice of acceptance of the AWC whereby the Underwriter was censured, and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Underwriter. The activities in question occurred during periods between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have a material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur. As of the date of this Prospectus, all fines and restitution associated with such AWC have been paid.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. To the extent that the Underwriting Agreement may purport to provide exculpation from possible liabilities arising under the federal securities laws, it is the opinion of the Commission that such indemnification is contrary to public policy and unenforceable.




                                  LEGAL MATTERS


     The validity of the issuance of the Securities will be passed upon for the Company by Scheichet & Davis, P.C., New York, New York. Morse, Zelnick, Rose & Lander L.L.P., New York, New York will pass upon certain matters for the Underwriter in connection with this offering. The statements under the captions "Risk Factors- State and Federal Regulation," "Business-Reimbursement" and "Business- Government Regulation" and other references in this Prospectus to health care regulations and third party reimbursement have been reviewed for the Company by Halpern & Pasternack, P.C., Garden City, New York.



                                     EXPERTS


     The financial statements of the Company as of December 31, 1995 and for the years ended December 31, 1994 and December 31, 1995 included in this Prospectus have been audited by M.R. Weiser & Co. LLP, independent certified public accountants. Their report appears elsewhere in this Prospectus and is included in reliance upon the authority of that firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act with respect to the Securities. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                           NEW YORK HEALTH CARE, INC.

                                  ------------



                          INDEX TO FINANCIAL STATEMENTS

NEW YORK HEALTH CARE, INC.:

  Independent Auditors' Report................................................       F-1
  Balance Sheets at December 31, 1995 and September 30, 1996..................       F-2
  Statements of Income for the Years Ended December 31, 1994 and 1995,
    and for the Nine Months Ended September 30, 1995 and 1996.................       F-3
  Statements of Shareholders' Equity for the Years Ended
    December 31, 1994 and 1995, and for the Nine Months Ended
    September 30, 1996........................................................       F-4
  Statements of Cash Flows for the Years Ended
    December 31, 1994 and 1995, and for the Nine Months Ended
    September 30, 1995 and 1996...............................................       F-5
  Notes to Financial Statements...............................................F-6 - F-12

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
New York Health Care, Inc.

     We have audited the accompanying balance sheet of New York Health Care, Inc. (the "Corporation") as of December 31, 1995, and the related statements of income, shareholders' equity and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New York Health Care, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.





                                                   M.R. WEISER & CO. LLP
                                                   CERTIFIED PUBLIC ACCOUNTANTS



New York, NY
January 26, 1996, except for the first paragraph of Note 10, which is as of December 4, 1996,
 Note 12, which is as of December 5, 1996, and
 Note 15, which is as of October 8, 1996

                           NEW YORK HEALTH CARE, INC.

                                 BALANCE SHEETS



                                                                                  December 31,  September 30,
                                                                                      1995          1996
                                                                                    ---------     ---------
                                                                                                 (Unaudited)
                                   A S S E T S
Current assets:
  Cash (Notes 2 and 8) .........................................................   $  177,688   $  159,252
  Accounts receivable, net of allowance for uncollectible
    amounts of $44,000 and $14,300 in 1995 and 1996,
    respectively (Notes 4, 8 and 14) ...........................................    4,089,198    2,050,272
  Unbilled services (Note 2) ...................................................      109,314      205,433
  Advances to shareholders .....................................................      145,000         --
  Prepaid expenses .............................................................       46,867      115,038
                                                                                   ----------   ----------
      Total current assets .....................................................    4,568,067    2,529,995
Property and equipment, net (Notes 2 and 3) ....................................       96,431       92,376
Note receivable-- shareholder (Note 9) .........................................      125,000         --
Acquisition costs, net (Note 2) ................................................       30,757       20,311
Deferred registration costs, net (Note 2) ......................................         --        190,274
Deposits .......................................................................       19,819       19,884
                                                                                   ----------   ----------
      Total assets .............................................................   $4,840,074   $2,852,840
                                                                                   ==========   ==========


                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable-- bank (Note 4) .................................................   $1,225,000   $2,000,000
  Accrued payroll ..............................................................      288,023      290,419
  Deferred income taxes (Note 2) ...............................................      184,000      106,000
  Due to affiliates ............................................................         --         32,657
  Accounts payable and accrued expenses ........................................       59,138       42,810
  Income taxes payable (Note 2) ................................................       29,737      132,700
  Current maturities of long-term debt (Note 6) ................................        6,980        6,315
                                                                                   ----------   ----------
      Total current liabilities ................................................    1,792,878    2,610,901
                                                                                   ----------   ----------
Long-term debt, less current maturities (Note 6) ...............................        6,502        1,784
                                                                                   ----------   ----------
Commitments,  contingencies  and other  comments (Note 8)
Shareholders'  equity (Notes 7 and 10):
  Preferred stock $.01 par value, 2,000,000 shares
    authorized; no shares issued or outstanding
  Common stock, $.01 par value, 12,500,000 shares
    authorized; 2,500,000 shares issued and outstanding ........................       25,000       25,000
  Additional paid-in capital ...................................................        5,000        5,000
  Retained earnings ............................................................    3,010,694      210,155
                                                                                   ----------   ----------
    Total shareholders' equity .................................................    3,040,694      240,155
                                                                                   ----------   ----------
    Total liabilities and shareholders' equity .................................   $4,840,074   $2,852,840
                                                                                   ==========   ==========



                 See accompanying notes to financial statements

                           NEW YORK HEALTH CARE, INC.

                              STATEMENTS OF INCOME


                                                                                              For The
                                                         For the Years Ended             Nine Months Ended
                                                            December 31,                   September 30,
                                                    ----------------------------    ---------------------------

                                                        1994          1995              1995          1996
                                                      ---------    ----------         ---------     ---------
                                                                                     (Unaudited)   (Unaudited)

Net patient service revenue (Note 2) .............   $8,981,301    $11,809,728       $8,581,750     $8,999,482
                                                     ----------    -----------       ----------     ----------

Expenses:

  Professional care of patients ..................    6,301,138      8,127,447        5,847,527      6,167,154
  General and administrative .....................    1,719,220      2,358,487        1,736,361      1,957,292
  Bad debts expense ..............................       50,000            --               --          69,764
  Depreciation ...................................       23,940         32,455           21,599         20,658
                                                     ----------    -----------       ----------     ----------

      Total operating expenses ...................    8,094,298     10,518,389        7,605,487      8,214,868
                                                     ----------    -----------       ----------     ----------

Income from operations ...........................      887,003      1,291,339          976,263        784,614
                                                     ----------    -----------       ----------     ----------

Nonoperating income (expenses):

  Interest income ................................          --             --               --           7,479

  Other income ...................................        5,940            --               --          11,250

  Loss on sale of accounts receivable (Note 14)...          --             --               --        (217,070)

  Interest expense ...............................      (84,931)       (82,328)         (67,590)      (106,681)
                                                     ----------    -----------       ----------     ----------

  Nonoperating expenses, net .....................      (78,991)       (82,328)         (67,590)      (305,022)
                                                     ----------    -----------       ----------     ----------

Income before provision for income taxes .........      808,012      1,209,011          908,673        479,592
                                                     ----------    -----------       ----------     ----------

Provision (credit) for income taxes (Note 2):

  Current ........................................          666         35,000           62,000        132,700

  Deferred .......................................       36,000         46,000           (2,000)       (78,000)
                                                     ----------    -----------       ----------     ----------

                                                         36,666         81,000           60,000         54,700
                                                     ----------    -----------       ----------     ----------

Net income .......................................    $ 771,346    $ 1,128,011        $ 848,673      $ 424,892
                                                     ==========    ===========       ==========     ==========

Pro forma (unaudited) (See Note 2):

  Historical income before provision
    for income taxes .............................    $ 808,012    $ 1,209,011        $ 908,673      $ 479,592

  Pro forma provision for income taxes ...........      353,000        520,000          391,000        206,000
                                                      ---------    -----------        ---------      ---------

  Pro forma net income ...........................    $ 455,012    $   689,011        $ 517,673      $ 273,592
                                                      =========    ===========        =========      =========


  Pro forma net income per common share
    and common share equivalents .................                 $       .20                           $ .08
                                                                   ===========                       =========



  Pro forma weighted average number of
    common shares and common share equivalents....                   3,436,215                       3,436,215
                                                                   ===========                       =========



                 See accompanying notes to financial statements.

                           NEW YORK HEALTH CARE, INC.


                       STATEMENTS OF SHAREHOLDERS' EQUITY
             For The Years Ended December 31, 1994 and 1995 And For
            The Nine Months Ended September 30, 1996 (Unaudited) (a)




                                              Common Stock          Additional
                                         ----------------------       Paid-In      Retained
                                           Shares       Amount        Capital      Earnings          Total
                                         ---------      -------       ------       ----------      ----------

Balance at January 1, 1994 ............  2,500,000      $25,000       $5,000       $2,051,599      $2,081,599


Net income ............................                                               771,346         771,346

Distributions ($.04 per share).........                                              (100,230)       (100,230)
                                         ---------      -------       ------       ----------      ----------


Balance at December 31, 1994 ..........  2,500,000       25,000        5,000        2,722,715       2,752,715


Net income ............................                                             1,128,011       1,128,011

Distributions ($.34 per share).........                                              (840,032)       (840,032)
                                         ---------      -------       ------       ----------      ----------


Balance at December 31, 1995 ..........  2,500,000       25,000        5,000        3,010,694       3,040,694


Net income (unaudited) ................                                               424,892         424,892

Distributions ($1.29 per share)
   (unaudited).........................                                            (3,225,431)     (3,225,431)
                                         ---------      -------       ------       ----------      ----------


Balance at September 30, 1996
   (unaudited).........................  2,500,000      $25,000       $5,000       $  210,155      $  240,155
                                         =========      =======       ======       ==========      ==========


--------


(a) Retroactive effect has been given to the March 26, 1996, October 17, 1996 and December 4, 1996 recapitalizations referred to in Note 10.




                 See accompanying notes to financial statements.

                           NEW YORK HEALTH CARE, INC.

                            STATEMENTS OF CASH FLOWS



                                                                                                                 For The
                                                                       For the Years Ended                  Nine Months Ended
                                                                            December 31,                      September 30,
                                                                  ----------------------------        -----------------------------
                                                                       1994           1995                1995             1996
                                                                  -----------       -----------       -----------     -------------
                                                                                                      (Unaudited)      (Unaudited)
Cash flows from operating activities:
  Net income ...............................................      $   771,346       $ 1,128,011       $   848,673       $   424,892
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
      Depreciation and amortization ........................           42,827            59,403            45,406            31,104
      Bad debts expense ....................................           50,000              --                --              78,834
      Deferred tax expense (credit) ........................           36,000            46,000            (2,000)          (78,000)
      Loss on sale of accounts receivable ..................             --                --                --             217,070
      Changes in operating
        assets and liabilities:
        (Increase) decrease in accounts
          receivable and unbilled receivables ..............       (1,033,667)         (453,893)          323,687        (1,503,094)
        (Increase) decrease in due
          from affiliate ...................................          (68,149)           68,149            68,149              --
        (Increase) decrease in due
          from shareholders ................................             --            (145,000)             --             145,000
        (Increase) decrease in
          prepaid expenses .................................          (43,308)            7,159            41,332           (68,171)
        Increase in deferred charges .......................          (21,514)             --                --                --
        (Increase) decrease in deposits ....................           28,499            (3,600)           (2,900)              (65)
        Decrease in sundry assets ..........................            5,460             2,000             2,000              --
        Increase (decrease) in accounts
          payable and accrued expenses .....................           50,009          (135,563)           (5,924)          (16,328)
        Increase in accrued payroll ........................           72,333            95,374            32,325             2,393
        Increase in due to affiliates ......................             --                --                --              32,657
        Increase in income taxes payable ...................             --              29,737            62,000           102,963
                                                                  -----------       -----------       -----------       -----------
        Net cash provided by
          (used in) operating activities ...................         (110,164)          697,777         1,412,748          (630,745)
                                                                  -----------       -----------       -----------       -----------
Cash flows from investing activities:
  Acquisition of fixed assets ..............................         (327,916)          (27,416)          (26,468)          (16,603)
  Proceeds from sale of investment .........................           18,112              --                --                --
  Proceeds from sale of accounts receivable ................             --                --                --           3,150,000
  (Increase) decrease in note
    receivable - shareholder ...............................             --            (125,000)         (125,000)          125,000
                                                                  -----------       -----------       -----------       -----------
        Net cash provided by(used in)
          investing activities .............................         (309,804)         (152,416)         (151,468)        3,258,397
                                                                  -----------       -----------       -----------       -----------
Cash flows from financing activities:
  Net borrowings (repayments) under
    note payable ...........................................          350,000           325,000          (400,000)          775,000
  Increase in deferred registration costs...................             --                --                --            (190,274)
  Borrowing of long-term debt ..............................          176,498              --                --                --
  Repayment of long-term debt ..............................          (32,210)          (18,887)          (14,100)           (5,383)
  Distributions ............................................         (100,230)         (695,105)         (655,122)       (3,225,431)
                                                                  -----------       -----------       -----------       -----------
      Net cash provided by (used in)
        financing activities ...............................          394,058          (388,992)       (1,069,222)       (2,646,088)
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in cash
  and cash equivalents .....................................          (25,910)          156,369           192,058           (18,436)
Cash and cash equivalents at
  beginning of period ......................................           47,229            21,319            21,319           177,688
                                                                  -----------       -----------       -----------       -----------
Cash and cash equivalents at end of period .................      $    21,319       $   177,688       $   213,377       $   159,252
                                                                  ===========       ===========       ===========       ===========


     (See Note 13)

                 See accompanying notes to financial statements

                           NEW YORK HEALTH CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts and disclosures as of September 30, 1996
         and subsequent thereto and for the nine months ended September
                        30, 1995 and 1996 are unaudited)

1. THE COMPANY:

     New York Health Care, Inc. (the "Corporation") was incorporated in February 1983 under the laws of the State of New York and has elected "S" corporation status under provisions of the Internal Revenue Service. The Corporation was formed to provide the services of registered nurses and nurses aides to hospitals, nursing homes and other healthcare providers within the New York metropolitan area.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Interim Financial Information (Unaudited):


     The financial statements and accompanying financial information as of September 30, 1996, and for the nine months ended September 30, 1995 and 1996, are unaudited but include all adjustments (consisting solely of normal recurring accruals) which the Corporation considers necessary for a fair presentation of the financial position at September 30, 1996, and the operating results and cash flows for the nine month periods ended September 30, 1995 and 1996. Results for interim periods are not necessarily indicative of results for the entire year.



   Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


   Revenue Recognition:

     The Corporation recognizes net patient service revenue based upon the date services are rendered. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payers and others. Unbilled services represent amounts due for services rendered which were not billed at the end of each period.

   Property, Plant and Equipment:

     Property, plant and equipment is carried at cost and is being depreciated under the straight-line method over the following estimated useful lives of the assets or the life of the lease, whichever is shorter.

         Machinery and equipment...............................  5 years
         Furniture and fixtures................................  7 years
         Transportation equipment .............................  5 years

   Acquisition Costs:


     On March 17, 1988, the Corporation purchased the customer lists, employee lists and other intangible assets of National Medical Home Care at a cost of $139,273. This cost is being amortized using the straight-line method over a period of ten years. At December 31, 1995 and September 30, 1996, the accumulated amortization was $108,516 and $118,962, respectively.


   Deferred Registration Costs:

     Costs relating to the Corporation's efforts to obtain additional financing through a proposed public offering have been deferred and will be offset against the proceeds of a successful offering or, if the offering is unsuccessful, charged to operations.

   Income Taxes:

     The accompanying historical financial statements exclude a provision for Federal income taxes because the Corporation elected to be treated as an S corporation under the applicable provisions of the Internal Revenue Code. Accordingly, the operations of the Corporation are included in the individual income tax returns of the shareholders.

                           NEW YORK HEALTH CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts and disclosures as of September 30, 1996
         and subsequent thereto and for the nine months ended September
                        30, 1995 and 1996 are unaudited)

     The Corporation uses the asset and liability method to calculate deferred tax assets and liabilities. Deferred state and city taxes are recognized based on the differences between financial reporting and income tax bases of assets and liabilities using enacted income tax rates. Deferred state and city income taxes arise from the use of the cash basis of accounting for income tax purposes.


   Pro forma Information (Unaudited):

     a. Pro forma Net Income Per Common Share and Common Share Equivalents:


     Pro forma net income per common share and common share equivalents has been computed based upon the weighted average number of shares and common share equivalents outstanding during each period. Common share equivalents recognize the potential dilutive effects of the exercise of outstanding options and warrants to acquire common stock. The Corporation has used the anticipated initial public offering price of $4.00 per common share for all periods presented for purposes of computing the potential dilutive effects of common share equivalents. The issuance of a stock option had the effect of increasing the weighted average shares outstanding for all periods by 23,437 shares calculated by using the treasury stock method.


     Pursuant to the rules of the Securities and Exchange Commission, dividends declared in the latest twelve month period would be deemed to be in contemplation of the offering with the intention of repayment out of offering proceeds to the extent that the dividend exceeded earnings during the previous twelve months. The shares whose proceeds would be necessary to pay the S-Corporation distribution paid during the twelve month period ended September 30, 1996 of $3,265,414 has the pro forma effect of increasing the weighted average shares outstanding for all periods by 912,778 shares.


     b. Pro Forma Income Statement Information:


     The pro forma statement of income information presents the pro forma effects on the historical financial information of the Corporation's termination of its S corporation status upon consummation of the planned initial public offering. The unaudited proforma adjustment included in the statements of income gives effect to a charge in lieu of income taxes that would have been included in the provision for income taxes had the Corporation been taxed as a C Corporation.


   Cash Equivalents:

     For purposes of the statement of cash flows, the Corporation considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.


   Stock Based Compensation:

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the measurement and recognition provisions for non-employee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, the Corporation is not required to adopt the fair value method of accounting for employee stock-based transactions. The Corporation is permitted to continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", but is required to disclose in a note to the financial statements pro forma net income, and per share amounts as if the corporation had applied the new method of accounting. In 1996, the Corporation adopted the disclosure provisions of SFAS No. 123. However, due to the minimal impact, no disclosures were required.

                           NEW YORK HEALTH CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts and disclosures as of September 30, 1996
         and subsequent thereto and for the nine months ended September
                        30, 1995 and 1996 are unaudited)

   Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of:

     The Company has adopted Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard does not have a significant effect on the Corporation's financial statements.


3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                   December 31,  September 30,
                                                       1995          1996
                                                    ---------     ---------
                                                                 (Unaudited)
Machinery and equipment .........................    $150,058     $166,661
Furniture and fixtures ..........................      47,215       47,215
Transportation equipment ........................       5,000        5,000
                                                     --------     --------
                                                      202,273      218,876
Less accumulated depreciation and amortization ..     105,842      126,500
                                                     --------     --------
                                                     $ 96,431     $ 92,376
                                                     ========     ========

4. NOTE PAYABLE -- BANK:

     The Corporation had arranged for a $1,300,000 line of credit with a bank during 1994. In October 1995, the available line of credit was increased to $2,000,000. The line of credit is collateralized by the Corporation's accounts receivable and is guaranteed by certain shareholders. Interest is payable monthly at 1.5% above the prime rate published by Chemical Bank. The amount outstanding at December 31, 1995 and September 30, 1996 is $1,225,000 and
$2,000,000, respectively. On May 9, 1996, the Corporation entered into a promissory note with its bank which increased the line of credit to $3,500,000 and adjusted the interest payable to .75% above the market prime as posted in the Wall Street Journal (9.00% at September 30, 1996). The line of credit is renewable in May 1997.


5. THIRD-PARTY RATE ADJUSTMENTS AND REVENUE:

     Approximately 26% and 27% of net patient service revenue was derived under New York State third-party reimbursement programs during the years ended December 31, 1994 and 1995, respectively, and approximately 28% and 24% of net patient service revenue was derived under New York State third-party reimbursement programs during the nine months ended September 30, 1995 and 1996, respectively. These revenues are based, in part, on cost reimbursement principles and are subject to audit and retroactive adjustment by the respective third-party fiscal intermediaries. Provision for estimated amounts due to/from the Corporation has been made in the financial statements. Differences between estimated revised rates and subsequent revisions will be reflected in the statement of income in the year revisions are calculated.


6. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                     December 31,  September 30,
                                                         1995          1996
                                                       --------        --------
                                                                    (Unaudited)
Capital leases collateralized by various machinery
  and equipment are payable through April 1998 .....   $ 13,482        $  8,099
Less current maturities ............................     (6,980)         (6,315)
                                                       --------        --------
                                                       $  6,502        $  1,784
                                                       ========        ========

                           NEW YORK HEALTH CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts and disclosures as of September 30, 1996
         and subsequent thereto and for the nine months ended September
                        30, 1995 and 1996 are unaudited)

7. PERFORMANCE INCENTIVE PLAN AND 401(k) PLAN:


   Performance Incentive Plan:

     On March 26, 1996, the Corporation's Board of Directors adopted the Performance Incentive Plan (the "Option Plan"). Under the terms of the Option Plan, 262,500 shares of common stock may be granted. The Option Plan will be administered by a Committee appointed by the Board of Directors. The Committee will determine which key employee, officer or director on the regular payroll of the Company, shall receive stock options. Granted options are exercisable in three equal annual installments, commencing six months after the date of grant, and expire ten years after the date of grant. The exercise price of any incentive stock option or nonqualified option granted under the Option Plan may not be less than 100% of the fair market value of the shares of common stock of the Company at the time of the grant. No options have been granted under the Option Plan.

   401 (k) Plan:


     The Corporation maintains an Internal Revenue Code Section 401 (k) salary deferred savings plan (the "Plan") for all of its employees who have been employed for at least 1 year and are at least 21 years old. Subject to certain limitations, the Plan allows participants to voluntarily contribute up to 15% of their pay on a pre-tax basis. The Corporation currently contributes 50% of each dollar contributed to the Plan by participants up to a maximum of 6% of the participants' salary. The Plan also provides for certain discretionary contributions by the Corporation as determined by the Board of Directors. The Corporation's contributions amounted to $21,200 and $41,900 for the years ended December 31, 1994 and 1995 and $27,000 and $24,500 for the nine months ended September 30, 1995 and 1996, respectively.



8. COMMITMENTS, CONTINGENCIES AND OTHER COMMENTS:

   Lease Commitments:

     The Corporation leases office space under noncancellable operating leases in the New York metropolitan area that expire between December 1996 and November 2000.

     At December 31, 1995 (substantially the same at September 30, 1996), future minimum lease payments due under operating and capital leases approximate:


                                                          Operating     Capital
                                                           Leases        Leases
                                                          --------      --------
1997 ...............................................      $ 93,000      $  8,204
1998 ...............................................        75,000         2,767
1999 ...............................................        69,000          --
2000 ...............................................        42,000          --
2001 ...............................................        38,000          --
                                                          --------      --------
Total minimum future payments ......................      $317,000        10,971
                                                          ========
Less amounts representing interest .................                      2,872
                                                                        --------
Present value of net minimum lease payments ........                    $  8,099
                                                                        ========

                           NEW YORK HEALTH CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts and disclosures as of September 30, 1996
         and subsequent thereto and for the nine months ended September
                        30, 1995 and 1996 are unaudited)


     Rental expense charged to operations was approximately $66,000 and $86,000 for the years ended December 31, 1994 and 1995 and $63,000 and $95,453 for the nine months ended September 30, 1995 and 1996, respectively. (See Note 15.)



   Employment Agreements:


     On March 26, 1996 and August 27, 1996, the Corporation entered into employment agreements with three officers of the Corporation, with terms expiring in 1999. The agreements call for aggregate annual compensation of approximately $395,000, and provide for certain additional benefits. Aggregate compensation paid to these three officers amounted to $274,000 during the year ended December 31, 1995.



   Concentrations of Credit Risk:


     Financial instruments which potentially subject the Corporation to concentrations of credit risk consist primarily of temporary cash investments and commercial accounts receivable. The Corporation has cash investment policies that restrict placement of these investments to financial institutions evaluated as highly creditworthy. The Corporation does not require collateral on commercial accounts receivable as the customer base consists of large, well-established institutions. As of December 31, 1995, accounts receivable include $1,326,000 or 32% from three hospitals. No concentration of credit risk existed at September 30, 1996 (see Note 14).



   Major Customers:

     One major customer accounted for approximately 15.4% and 12.5% of net patient service revenue for the years ended December 31, 1994 and 1995, respectively.

     One major customer accounted for approximately 12.8% and 10.0% of net patient service revenue for the nine months ended September 30, 1995 and 1996, respectively.


   Business Risks:

     Certain factors relating to the industry in which the Corporation operates and the Corporation's business should be carefully considered. The Company's primary business, offering home health care services, is heavily regulated at both the federal and state levels. While the Corporation is unable to predict what regulatory changes may occur or the impact on the Corporation of any particular change, the Corporation's operations and financial results could be negatively affected.

     Further, the Corporation operates in a highly competitive industry which may limit the Corporation's ability to price its services at levels that the Corporation believes appropriate. These competitive factors may adversely affect the Corporation's financial results.

     Reference is made to "Risk Factors" elsewhere in this registration statement.


9. RELATED PARTY TRANSACTIONS:


     In September 1995, the Corporation entered into a loan agreement with a shareholder wherein the Corporation lent the shareholder $125,000. The note was due at the earlier of (i) 30 days after notice of the filing of a registration statement, or (ii) September 28, 1997. Interest was payable monthly at the rate charged by the Corporation's lender. (See Note 4). The shareholder's stock certificates were being held as collateral for the note. The note was repaid on August 1, 1996.

     In January 1996, the Corporation entered into a Service Agreement with a company affiliated through common ownership. The Corporation has agreed to provide administrative services relating to payroll, benefits management and data processing to the company through June 30, 1997. The Corporation will be reimbursed for all expenses attributable to such operations, presently totaling $15,000 per year.

                           NEW YORK HEALTH CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts and disclosures as of September 30, 1996
         and subsequent thereto and for the nine months ended September
                        30, 1995 and 1996 are unaudited)


     On November 1, 1995, the Corporation transferred the land and building which it had acquired on April 18, 1994 to a company related through common ownership. As a result of the transaction, the Corporation was relieved of its mortgage obligation of $146,250 and the shareholders received a non-cash distribution in 1995 of $144,927 which represented the net book value of the land and building. No gain or loss was recognized upon the transfer. See Note 14 regarding the sale of accounts receivable.



10. SHAREHOLDERS' EQUITY:

   Common Stock and Recapitalization:



     As effected on March 26, 1996, the shareholders and Board of Directors authorized an increase in the number of authorized shares of common stock from 200 to 10,000,000, an increase in par value to $.01 per share, a stock split of 56,625 for 1 of the Corporation's common stock outstanding, and a stock split of 48,343.75 for 1 of the Corporation's unissued common stock. On October 17, 1996 the shareholders and Board of Directors effected a stock split of 1.25 for 1 of the Corporation's common stock and an increase in the number of authorized shares of common stock from 10,000,000 to 12,500,000. On December 4, 1996 the shareholders and Board of Directors effected a stock split of .8830022 for 1 of the Corporation's common stock issued and outstanding. As a result, all historic share amounts and per share amounts in the accompanying financial statements and notes have been adjusted to reflect the stock splits and increase in par value.




   Preferred Stock:

     On March 26, 1996, the shareholders and Board of Directors approved the authorization of a total of 2,000,000 shares of preferred stock which may be issued in one or more series with rights and preferences to be determined by the Board of Directors.


   Options:


     On March 26, 1996, the Corporation issued an option to purchase 93,750 shares of common stock to the President of the Corporation at an exercise price of $3.00 per share. The option may be exercised at any time through March 26, 2006.



   Dividend Policy:

     The Corporation has operated as an S Corporation prior to the proposed public offering and has paid out a substantial portion of its earnings to its current shareholders as S Corporation distributions. The Board of Directors intends to retain and reinvest any future earnings into the development of the business. Any future payment of dividends will be subject to the discretion of the Board of Directors.


11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The amounts included in the balance sheets at December 31, 1995 and September 30, 1996 for cash, accounts receivable, unbilled services, advances to shareholders, note payable -- bank, accrued payroll, accounts payable and accrued expenses, and current maturities of long-term debt approximate fair value because of the short-term nature of these instruments. The carrying value of long-term debt approximates the estimated fair value because the long-term debt is at interest rates comparable to notes currently available to the Company for debt with similar terms and remaining maturities.

                           NEW YORK HEALTH CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts and disclosures as of September 30, 1996
         and subsequent thereto and for the nine months ended September
                        30, 1995 and 1996 are unaudited)

12. OTHER MATTERS:

   Proposed Public Offering:



     On March 6, 1996, the Corporation signed a letter of intent with an investment banker for a proposed public offering of the Corporation's securities. Such agreement was terminated on December 3, 1996. On December 5, 1996 the Corporation signed a letter with another investment banker, which specifies that the investment banker will underwrite, on a firm commitment basis, 1,250,000 shares of common stock anticipated to be offered $4.00 per share. The investment banker will receive warrants to purchase up to 125,000 shares of Common Stock, and a two-year consulting agreement commencing on the date of closing of the public offering for which they will receive a fee of $72,000.


13. SUPPLEMENTAL CASH FLOW DISCLOSURES:

                                         For the Years Ended                       Nine Months Ended
                                            December 31,                            September  30,
                                      ----------------------------           ---------------------------
                                         1994               1995               1995                1996
                                      --------           ---------           --------           --------
                                                                            (Unaudited)        (Unaudited)

Cash paid during the period for:
  Interest ........................   $ 76,607           $  93,439           $ 78,701           $112,654
                                      ========           =========           ========           ========


  Income taxes ....................   $ 12,379                --                 --             $ 12,262
                                      ========           =========           ========           ========

   Supplemental  disclosure  of non-cash  investing
      and  financing  activities:
   Transfer of ownership of building to a separate corporation:
       Decrease in fixed assets ...........................    $291,177
       Decrease in long-term debt .........................     146,250
                                                               --------
       Non-cash distribution to shareholders ..............    $144,927
                                                               ========


14.  SALE OF ACCOUNTS RECEIVABLE:


     On July 8, 1996, the Corporation entered into an agreement with 1667 Flatbush LLC ("1667 Flatbush") a limited liability company owned by the Corporation's officers and directors, whereby 1667 Flatbush purchased $3,500,000 of the Corporation's accounts receivable for a purchase price of $3,150,000. As a result of the Corporation's sale of accounts receivable for less than their face value, the Corporation recognized a net charge to its earnings during the third quarter ended September 30, 1996 in the amount of $217,070. The purchase price was represented by a negotiable promissory note which bore interest at the rate of 12% per annum, and was payable $1,100,000 on August 1, 1996, $1,100,000 on September 1, 1996, and $950,000 at the earlier of October 1, 1996 or the effective date of the initial public offering. The note was collateralized by a lien on the accounts receivable purchased from the Corporation, and was personally guaranteed by each of the members of 1667 Flatbush. The note was paid in full at September 30, 1996. Also see Notes 10 and 12.



15.  SUBSEQUENT EVENT:

     On October 8, 1996, the Corporation entered into an agreement to acquire a lease, for new office space, and a sub-lease from an unaffiliated person for $90,000. The lease is for a term expiring March 31, 2000, and is subject to renewal by the Corporation for an additional five years. The rent is $62,400 per annum, and is subject to annual increases beginning April 1, 1997. The
Corporation sub-leases a portion of the space for $34,320 per annum. The sub-lease is subject to the same renewal option and annual increases as the Corporation's lease.

================================================================================

No dealer, sales representative or other individual has been authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering other than those contained in this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to its date.

                             -----------------------

                                TABLE OF CONTENTS
                                                                           Page
Prospectus Summary ......................................................    3
Risk Factors ............................................................    6
Use of Proceeds .........................................................   12
Dilution ................................................................   13
Dividend Policy .........................................................   14
Former S Corporation Tax Treatment ......................................   14
Capitalization ..........................................................   15
Selected Financial Data .................................................   16
Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations .......................................................   18

Business ................................................................   21
Management ..............................................................   33
Principal Stockholders ..................................................   36
Certain Transactions ....................................................   37
Description of Securities ...............................................   38
Shares Eligible for Future Sale .........................................   39
Underwriting ............................................................   40
Legal Matters ...........................................................   41
Experts .................................................................   41
Additional Information ..................................................   42
Index to Financial Statements ...........................................   43
Financial Statements ....................................................   F-1



Until _____, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.


================================================================================



================================================================================




                               1,250,000 Shares of



                                  Common Stock





                           NEW YORK HEALTH CARE, INC.




                             ----------------------

                               P R O S P E C T U S

                             ----------------------





                              H.J. Meyers & Co., Inc.








                                December __, 1996


================================================================================

                                     PART II

                     Information Not Required in Prospectus


Item 24.  Indemnification of Directors and Officers

     Article Third of the Certificate of Incorporation of New York Health Care, Inc. (the "Registrant") provides with respect to the indemnification of directors and officers, among other things, that (a) the Registrant may, to the fullest extent permitted by Sections 721 through 726 of the New York Business Corporation Law, as amended, indemnify all persons whom it may indemnify pursuant thereto, (b) a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for certain transactions or events as set forth in such Article Third, (c) each person who was or is made a party, or is threatened to be made a party, to or is involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the New York Business Corporation Law, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and (d) the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in such Article Third shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders and disinterested directors or otherwise.


Item 25.  Other Expenses of Issuance and Distribution


     The following table sets forth various expenses, other than the Underwriter's fees and commissions, which will be incurred in connection with the public offering to which this Registration Statement relates. Other than the SEC registration fee and the NASD and Nasdaq filing fees, amounts set forth below are estimates:



     SEC registration fee  .......................................      $ 2,157
     NASD Filing Fee  ............................................        2,089
     Nasdaq Filing Fee  ..........................................       10,000
     Boston Stock Exchange Filing Fee  ...........................       14,150
     Printing and engraving expenses  ............................       90,000
     Legal fees and expenses  ....................................      135,000
     Blue Sky fees and expenses  .................................       30,000
     Accounting fees and expenses  ...............................      100,000
     Transfer Agent fees  ........................................        3,000
     Miscellaneous expenses  .....................................       23,604
                                                                       --------
                                                                       $410,000
                                                                       ========





Item 26.  Recent Sales of Unregistered Securities

     Securities which were issued or sold by the Registrant within the past three years and which were not registered under the Securities Act of 1933, as amended (the "Act"), are as follows:



     1. On May 8, 1995, the Company issued 500,000 shares of its Common Stock to Hirsch Chitrik and 125,000 shares of Common Stock to Sid Borenstein.


     2. On March 26, 1996, the Company issued a stock option to its President and Chief Executive Officer, Jerry Braun, for the purchase of 93,750 shares of Common Stock at an exercise price of $3.00 per share during the period ending March 31, 1999.


     Exemption from registration under the Act is claimed for the sales of Common Stock referred to above in reliance upon the exemption afforded by
Section 4(2) of the Act for transactions not involving a public offering. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend, and "stop transfer" orders are maintained on the Company's stock transfer records against each holder named above. None of these sales involved participation by an underwriter or a broker-dealer.

Item 27.  Exhibits

     The following is a list of the Exhibits which comprise a part of the Registration Statement:


   Exhibit
     Number                   Description of Exhibit
     ------                   ----------------------

      1.1      Form of Underwriting Agreement.*

      3.1      Certificate of Incorporation of the Company.

      3.2      Restated Certificate of Incorporation of the Company.

      3.3 Certificate of Correction of Restated Certificate of Incorporation of New York Health Care, Inc.

      3.4      Amendment to the Certificate of Incorporation filed  October 17,
                1996.

      3.5      By-laws of the Company.


      3.6 Amendment to the Certificate of Incorporation of the Company filed December 4, 1996.*


      4.1      Form of certificate evidencing shares of Common Stock.


      4.2      Underwriter's  Warrant Agreement and  Form of Underwriter's
                Warrant.*


      5        Opinion  of  Scheichet  &  Davis, P.C. on  legality of securities being registered.*

      10.1 Purchase and Sale Agreement by and between the Company National Medical Homecare, Inc., Jerry Braun and Sam Soroka dated March 18, 1988.

      10.2 Lease for 105 Stevens Avenue, White Plains, New York by and between the Company and Vincent Rippa as receiver dated October 30, 1992.

      10.3     Lease  for  175  Fulton  Avenue,  Suite 301A, Hempstead, New York
                by  and  between  and  the   Company  and  Hempstead  Associates
                Limited Partnership dated July 22, 1993.

      10.4 Deed for 1667 Flatbush Avenue, Brooklyn, New York from Tiara Realty Co. to the Company dated April 22, 1994.

      10.5 Agreement between Jerry Braun, Jacob Rosenberg, Samson Soroka, Hirsch Chitrik, Sid Borenstein and the Company dated March 31, 1988.

      10.6 Lease for 49 South Main Street, Spring Valley, New York by and between the Company and Joffe Management dated
                November 1, 1994.

      10.7     Agreement  for   Provisions  of  Home  Health  Aide and  Personal
                Care  Worker   Services  by  and  between  the   Company   and
                Kingsbridge Heights Health Facilities Long Term Home Health Care Program dated November 2, 1994.

      10.8     State  of  New  York   Department  of  Health   Office of Health
                Systems   Management   Home Care Service Agency  License for the
                Company   doing   business  in  Rockland, Westchester  and Bronx
                Counties dated May 8, 1995.

      10.9     State  of  New  York   Department  of  Health  Office  of  Health
                Systems   Management  Home  Care Service Agency  License for the
                Company   doing   business  in   Dutchess,   Orange,   Putnam,
                Sullivan  and Ulster Counties dated May 8, 1995.

      10.10 State of New York Department of Health Office of Health Systems Management Home Care Service Agency License for the Company doing business in Nassau, Suffolk and Queens Counties dated May 8, 1995.

      10.11    State  of  New  York   Department  of   Health  Office  of Health
                Systems Management Home Care Service Agency License for the Company doing business in Orange and Rockland Counties dated July 1, 1995.

      10.12 Lease Renewal for 45 Grand Street, Newburgh, New York, by and between the Company and Educational and Charitable Foundation of Eastern Orange County , Inc. dated July 12, 1995.

      10.13    Lease  for  91 - 31  Queens Boulevard,  Elmhurst, New York by and
                between  the   Company  and   Expressway  Realty  Company  dated
                September 15, 1995.

      10.14    Settlement   Agreement  and  General  Release  by and between the
                Company and Samson Soroka dated September 28, 1995.

      10.15 Personal Care Aide Agreement by and between the Company and Nassau County Department of Social Services dated October 18, 1995.

      10.16    Lease  for  1667  Flatbush  Avenue,   Brooklyn,  New  York by and
                between the Company and 1667 Flatbush Avenue LLC dated November 1, 1995.

     Number                   Description of Exhibit
     ------                   ----------------------
     10.17     State  of  New  York   Department  of  Health   Office  of Health
                Systems Management Home Care Service Agency License for the Company doing business in Bronx, Kings, New York, Queens and Richmond Counties dated December 29, 1995.

     10.18     Home  Health  Agency   Agreement  by  and between the Company and
                the  Center  for  Nursing  and  Rehabliltation  dated January 1,
                1996.

     10.19     Homemaker  and  Personal  Care  Agreements  by  and  between the
                Company  and  the  County  of  Rockland   Department of Social
                Services dated January 1, 1996.

     10.20     Home  Health  Aide/Personal  Care  Worker  Services  Agreement by
                and between the Company and Beth Abraham Hospital dated January 12, 1996.

     10.21     Homemaker  Services  Agreement  by  and  between  the Company and
                the   Orange   County   Department  of   Social  Services  dated
                February 16, 1996.

     10.22     Personal   Care  Service   Agreement  by  and between the Company
                and the Orange County Department of Social Services dated February 16, 1996.

     10.23     Certified   Home  Health  Agency  Agreement  by and  between  the
                Company and New York Methodist Hospital dated February 28, 1996.

     10.24     Employment  Agreement  by  and  between  the  Company  and  Jacob
                Rosenberg dated March 26, 1996.

     10.25     Employment  Agreement by and between the Company and Jerry Braun dated March 26, 1996.

     10.26     Stock Option Agreement by and between the Company and Jerry Braun dated March 26, 1996.

     10.27     Home Health  Agency  Agreement  by and between  the  Company  and the Mount Sinai  Hospital  Home Health Agency dated April 1,
                1996.

     10.28     Absolute,  Unconditional,  Irrevocable  and  Limited   Continuing
                Guaranty  of  Payment  by  and   between   Jacob  Rosenberg  and
                United Mizrahi Bank and Trust Company dated May 9, 1996.

     10.29     Absolute,  Unconditional,   Irrevocable  and  Limited  Continuing
                Guaranty   of  Payment  by  and  between  Jerry Braun and United
                Mizrahi Bank and Trust Company dated May 9, 1996.

     10.30     Continuing   General   Security   Agreement  by  and between the
                Company and United Mizrahi Bank and Trust Company dated May 9, 1996.

     10.31     Agreement  for  the Purchase of Accounts  Receivable  between the
                Company  and  1667  Flatbush   Avenue  LLC  dated  July 8, 1996.

     10.32     401(k) Plan for the Company.

     10.33     Performance Incentive Plan for the Company.

     10.34     Services Agreement between the Company and Heart to Heart Health
                Care  Services,  Inc.,  dated January 1, 1996.

     10.35     Employment  Agreement  by  and  between  the  Company and Gilbert
                Barnett dated August 27, 1996.


     10.36     Assignment  of lease dated October 8, 1996, lease dated March 31,
                1995 and sublease dated May 1995 among the Company, as tenant, Prime Contracting Design Corp., as assignor, Bellox Realty Corp., as landlord and Nutriplus Corp., as subtenant.

     10.37     Lease for 6 Gramatan Avenue, Mount Vernon, New York, 10550 by and
                between the Company and 6 Gramatan Avenue Corp. dated December 1, 1996*

     10.38     Form of Financial Consulting Agreement with H.J. Meyers Co.,
                Inc.*

     10.39     Forms of Merger and Acquistion Agreement and idemnification.*

     11        Computation of Earnings Per Common Share of the Company.


     23.1      Consent of Scheichet & Davis, P.C. (included in Exhibit 5).*


     23.2      Consent of Halpern & Pasternack, P.C.*

     23.3      Consent of M.R. Weiser & Co. LLP.*

     24        Power of Attorney (included on page II-5).


----------
* Filed with this Amendment.


  (b) Financial Statement Schedules.

     (none).

Item 28.  Undertakings

     The Registrant hereby undertakes:

          (1) That for the purpose of determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) That for the purpose of determining any liability under the Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any Prospectus required by Section 10(a)(3) of the Act;

               (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (c) To include any additional or changed material information or the plan of distribution.

          (4) That, for the purpose of determining any liability under the Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (5) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
     Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant will provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each Purchaser.

                                POWER OF ATTORNEY


     We the undersigned officers and directors of New York Health Care, Inc. (the "Company"), do hereby constitute and appoint each of Jerry Braun and Jacob Rosenberg as our true and lawful attorneys and agents to sign a Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission ("SEC") and to do any and all acts and things and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the SEC in connection with such Registration Statement including, specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue of this Power of Attorney.


                                   SIGNATURES




     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 9th day of December, 1996.





                                   NEW YORK HEALTH CARE, INC.


                                    By: /s/ JACOB ROSENBERG
                                       ------------------------------
                                            Jacob Rosenberg
                                      Vice President and Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




         Signature                                 Title                           Date
          ----------                                -----                           ----


            *                           President, Chief Executive Officer,      December  9, 1996
--------------------------------         and Director
         Jerry Braun

             *                          Vice President, Chief Operating          December  9, 1996
--------------------------------          Officer, Secretary and Director
       Jacob Rosenberg

             *                          Chief Financial Officer and              December  9, 1996
--------------------------------         Chief Accounting Officer
       Gilbert Barnett

             *                          Director                                 December  9, 1996
--------------------------------
       Samson Soroka

             *                          Director                                 December  9, 1996
--------------------------------
       Hirsch Chitrik


             *                          Director                                 December  9, 1996
--------------------------------
      Sid Borenstein


----------

* Jacob Rosenberg, pursuant to a Power of Attorney (executed by each of the officers and directors listed above and indicated as signing above, which was filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this amendment to the Registration Statement on behalf of each of the persons referenced above.



                                                  /s/ JACOB ROSENBERG
                                        --------------------------------------
                                                      Jacob Rosenberg
December 9, 1996